Exhibit 10.1

Dated 19 August, 2019, as amended and restated on 18 March, 2024

Amended and Restated Credit Agreement

between

Powerfleet Israel Ltd.

and

Pointer Telocation Ltd.

as Borrowers

Bank Hapoalim B.M.

as Lender

This Amended and Restated Credit Agreement (the “Agreement”) is dated 18 March, 2024

Between:

(1)	Powerfleet Israel Ltd., a company incorporated under the laws of the State of Israel, registration number 51-598400-3, as borrower (“Pointer HoldCo”);

(2)	Pointer Telocation Ltd., a company incorporated under the laws of the State of Israel, registration number 52-004147-6, as borrower (“Pointer”);

(jointly and severally)

(Pointer and Pointer HoldCo, collectively, the “Borrowers”, and each of them, the “Borrower”)

(3)	Bank Hapoalim B.m., a company incorporated under the laws of the State of Israel, registration number 52-000011-8, as lender (the “Lender”).

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Affiliate” means in relation to any person, any person which controls, is controlled by, or under common control with such person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the relevant member of the Group from time to time concerning or relating to bribery or corruption.

“Authorisation” means an authorisation, consent, approval, resolution, licence or exemption, filing, notarisation or registration (including, for the avoidance of doubt, any Governmental Authorisation and any approval or consent of any stock exchange).

“Availability Period” means:

(a)	with respect to the Term Loan Facilities, the period on and from the date of this Agreement until March 18, 2029 (“Term Loans Final Maturity Date”); and

(b)	with respect to Facility C, a period of one month, commencing on the date of this Agreement, which shall revolve for a period of one month each time (the “Facility C Revolving Date”), until, and including, March 18, 2025 (the “Facility C Final Maturity Date”), unless the Borrowers delivered to the Lender a 7 days’ prior notice of their request not to renew the facility.

(c)	With respect to Facility D, a period of one month, commencing on the date of this Agreement, which shall revolve for a period of one month each time (the “Facility D Revolving Date”), until, and including, March 18, 2025 (the “Facility D Final Maturity Date”), unless the Borrowers delivered to the Lender a 7 days’ prior notice of their request not to renew the facility. Each revolved facility shall be subject to the terms and conditions set forth under Finance Documents, provided that the interest rates applicable with respect to Facility D shall be the applicable interest rates on each Revolving Date, as shall be notified to Pointer by the Lender at least 14 days prior to the Facility D Revolving Date (provided that to the extent not notified otherwise by the Lender 14 days prior to the applicable Facility D Revolving Date, the applicable interest rates of such Facility D Revolving Date shall be the interest rates applicable to Facility D as of the preceding Facility D Revolving Date).

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With respect to Facilities C and D, if the Lender shall agree (at its discretion) to Pointer’s written request to extend the Facility C Final Maturity Date or the Facility D Final Maturity Date, or to extend to Pointer, on or about the Facility C Final Maturity Date, or the Facility D Final Maturity Date, as applicable, a revolved Facility C or Facility D, such extensions shall be made under the applicable Standard Form Documents, and any such agreed new maturity date shall be considered the Facility C final Maturiy Date or the Facility D Final Maturity Date, as applicable, for purpose of this Agreement and any other Finance Document

“Available Facility under Facility C” means, in respect of Facility C, the amount of the Facility pursuant to Clause 2.1(c), minus the amounts of any Utilisation thereunder, calculated pursuant to Clause 6.5.

“Available Facility under Facility D” means, in respect of Facility D, the amount of the Facility pursuant to Clause 2.1(d), minus the amounts of any (outstanding) Utilisation thereunder (not already repaid by the Borrower), calculated pursuant to Clause 6.5.

“Business Day” means a day (other than a Friday or a Saturday or a Sunday) on which banks are open for general business in Israel.

“Collateral Agent” means Bank Hapoalim B.M., in its capacity as collateral agent, or any successor or other collateral or security agent appointed in accordance with the provisions of the relevant Security Document.

“Commitment” means, the amount of Facility C pursuant to Clause 2.1(c) and the amount of Facility D pursuant to Clause 2.1(d), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Law” means the Israeli Companies Law 5759-1999, as amended from time to time and all regulations promulgated thereunder.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Interest” means the interest calculated pursuant to Clause 9.4.

“Distribution” with respect to any entity incorporated in Israel, shall have the meaning ascribed to it under the Companies Law.

“Distribution Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Distribution Compliance Certificate).

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default) (save for Clause 22.19 (Acceleration)).

“Facilities” means the Term Loan Facilities, Facility C and Facility D (in each case, as shall revolve from time to time), and “Facility” shall mean any of them.

Facility A” means the amortizing term loan facility made available under this Agreement as described in Clause 2.1(a).

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“Facility B” means the term loan facility made available under this Agreement as described in Clause 2.1(b).

“Facility C” means the revolving facility made available under this Agreement as described in Clause 2.1(c).

“Facility D” means the revolving facility made available under this Agreement as described in Clause 2.1(d) 2.1(c).

“Finance Document” means this Agreement, the Security Documents, the Parent Undertaking Letter, the Parent Subordination Undertaking, the Initial Utilisation Request, any Standard Form Document, any certificate required to be provided under this Agreement and any other document designated as such by the Lender and the Borrowers.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes or any similar instrument (whereas only the portion of any convertible bonds classified as indebtedness as per GAAP are included as indebtedness);

(d)	the capitalised value in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (but excluding any operating leases or leases which would be considered an operating lease under GAAP as applied to the Original Financial Statements which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under GAAP);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the relevant entity;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market net obligations (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of business) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition);

(i)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable and the amount of any liability under any other advance or deferred purchase agreement, in each case, where the advance or deferred payment (as the case may be) is for more than six (6) months before or after the date of the acquisition or supply (as the case may be) and is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service (but excluding trade credit on customary commercial terms and any earn-out or similar arrangements);

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(j)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) or are otherwise classed as borrowings under GAAP as in force as at the date of this Agreement; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Year” means the annual accounting period of the Borrowers ending 31 December each year.

“Free and Clear” means free and clear of any Security, claim or any other right of third parties (other than: (a) any Transaction Securities, or (b) any pledge, preferential right of payment or mandatory right of set off created or arising by operation of law that cannot be waived).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, court or tribunal, (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorisation” means any license, approval, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements, other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Group” means each of the Borrowers and any of their subsidiaries, as applicable from time to time, and “member of the Group” shall be construed accordingly.

“Independent Auditor” means an external independent auditor appointed by the Borrowers, for the purposes of Clause 21.19(c)(iii), with the Lender’s prior written consent, which shall be associated with one of the “Big 4” international auditing firms, or another reputable national auditing firm consented to by the Lender in advance (which consent shall not be unreasonably withheld).

“Initial Utilisation Request” means the utilisation request to be delivered and completed by Pointer HoldCo prior to the Refinance Closing Date pursuant to Clause 4.1 below requesting the Utilisation of each of the Term Loan Facilities, substantially in the relevant form set out in Schedule 1 (Form of Initial Utilisation Request) (or in such other form as may be agreed by the Lender).

“Interest Payment Date” means the last day of each Interest Period.

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“Interest Period” means in relation to any Loan under any Facility, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default Interest).

“Lender” means:

(a)	the Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 23 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means the Term Loans and any loan made or to be made under any of the other Facilities or the principal amount outstanding for the time being of that loan.

“Material Adverse Effect” means a change, effect, event or circumstances or development, which, at the reasonable discretion of the Lender has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on either:

(a)	the business or financial condition of the Borrowers (together, taken as a whole, but without reference to the Material Subsidiaries) or the Material Subsidiaries (taken as a whole, together with Pointer);

(b)	the ability of the Borrowers (together, taken as a whole, but without reference to the Material Subsidiaries) to perform and comply with their payment obligations under the Finance Documents; or

(c)	the rights or remedies of Lender under the Finance Documents.

“Material Subsidiary” means any Subsidiary of Pointer which, whether existing now or later established or purchased:

(a)	is listed in Schedule 5 (Material Subsidiaries); or

(b)	has a consolidated turnover that equals to or exceeds fifteen per cent (15%) or more of the consolidated turnover of Pointer, in which case Pointer shall notify the Lender in writing and designate such Subsidiary as a Material Subsidiary and, from the date such Subsidiary reached the applicable turnover threshold (pursuant to its financial statements) and onwards, such Subsidiary shall be deemed a Material Subsidiary.

Compliance with the conditions set out in paragraph (b) above shall be determined by reference to the most recent Compliance Certificate supplied by Pointer or the latest audited financial statements of the Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of the Subsidiary. For the avoidance of doubt, any Subsidiary which has been designated as a Material Subsidiary shall remain to be designated as such up until the Term Loans Final Maturity Date.

“Money Laundering Laws” shall have the meaning ascribed to it in Clause 18.20.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lender).

“NIS” means New Israel Shekels, being the lawful currency of the State of Israel or any successor currency.

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“Original Financial Statements” means the audited financial statements of the Borrowers for the period ending on 31 December 2022.

“Parent” means PowerFleet Inc., a corporation duly incorporated under the laws of the State of Delaware, whose principal place of business is at 123 Tice Blvd. Woodcliff Lake NJ 07677.

“Parent Subordination Undertaking” means a subordination undertaking executed by Pointer HoldCo and Parent (and any of its Affiliates acceding to such agreement, if applicable) on October 3, 2019, attached as Schedule 2 (Subordination Undertaking), in connection with any Subordinated Shareholder Loan.

“Parent Undertaking Letter” shall have the meaning ascribed to it in Clause 17.3.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings or notifications of the Security Documents or the Transaction Securities and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Securities or to achieve the relevant priority expressed therein.

“Pointer Argentina” means Pointer Argentina S.A.

“Powerfleet Group” means the Parent, PowerFleet US, the Investor, the Group and any of their affiliates from time to time.

“PowerFleet US” means, I.D. Systems, Inc., a Nasdaq-listed corporation duly incorporated under the laws of the State of Delaware, whose principal place of business is at 123 Tice Boulevard, Woodcliff Lake, NJ.

“Pointer Brazil” means Pointer do Brasil Comercial Ltda., a wholly owned Subsidiary of Pointer as of the date hereof.

“Pointer Brazil Tax Proceeding” means the tax deficiency notice received by Pointer on August 6, 2015 against Pointer Brazil, pursuant to which Pointer Brazil is required to pay an aggregate amount of approximately US $14,000,000 as of December 31, 2018 (and any proceedings relating to such notice).

“Pointer Charged Account” means account number 614100 at Bank Hapoalim B.M., Branch no. 600, in the name of Pointer; and account number 543203 at Bank Hapoalim B.M., Branch no. 600, in the name of Pointer, and account number 549988 at Bank Hapoalim B.M., Branch no. 600, in the name of Pointer; and any substitute bank account held with Bank Hapoalim B.M. in the name of Pointer which shall be pledged under the Security Documents.

“Pointer HoldCo Charged Account” means account number 458281 at Bank Hapoalim B.M., Branch no. 600, in the name of Pointer HoldCo; and any substitute bank account held with Bank Hapoalim B.M. in the name of Pointer Holdco which shall be pledged under the Security Documents.

“Pointer Shares” means 100% (on a fully diluted basis) of the ordinary shares of Pointer held by Pointer HoldCo on or about the Refinance Closing Date.

“Pointer South Africa” means Pointer South Africa (PTY) Ltd.

“Quarter” means a period commencing on January 1 and ending on the following March 31, commencing on April 1 and ending on the following June 30, commencing on July 1 and ending on the following September 30, or commencing on October 1 and ending on the following December 31, all-inclusive and in accordance with the Gregorian calendar.

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“Refinance Closing Date” March 18 2024.

“Repayment Instalment” means an instalment in which the Loans under Facility A are to be repaid, as determined in Clause 7.1(a)(i).

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status) to Clause 18.6 (Governing law and enforcement), Clause 18.10 (Pari passu ranking), Clause 18.13 (Good title to assets) and Clause 18.14 (Legal and beneficial ownership).

“Reporting Date” means 31 March, 30 June, 30 September and 31 December of each year and such other dates, if any, on which a quarterly or annual period for which the Borrower publishes consolidated financial statements ends.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any country or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Lebanon, Iraq and Syria).

“Sanctioned Person” means, at any time, any person: (a) listed on any Sanctions-related list of designated Persons maintained by a Sanctions Authority; or (b) operating, organised, or resident in or under the laws of a Sanctioned Country; (c) owned or controlled by any such person or persons described in the foregoing paragraphs (a) or (b); or (d) otherwise the target of any Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means any of (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) Israel, (c) the United Nations Security Council, (d) the European Union, or (e) Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly or severally or in any capacity whatsoever), of the Borrowers to the Lender under the Finance Documents and under any other agreements, undertakings and documents, with respect to any banking services of any type, whether relating to the financing under the Finance Documents or not (including, without limitation, principal, interest, commissions, bank and other costs and expenses of any kind whatsoever), together with all costs, charges and expenses (including legal fees) incurred by the Lender, in connection with the protection, preservation or enforcement of its rights under any such document.

“Securities Law” means the Israeli Securities Law, 5728-1968, including the regulations promulgated thereunder.

“Security” or “Security Interest” means a mortgage, charge, pledge, lien (including Kizuz and Ikavon), assignment, encumbrance or transfer for security purposes, retention of title arrangement or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Security documents creating the securities detailed under Clause 17.1 below;

(b)	the corporate guarantees to be granted by each Borrower, as set forth in Clause 17.2 below;

(c)	the Parent Subordination Undertaking;

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(d)	the Parent Undertaking Letter,

together with any other document entered into by any Borrowers creating or expressed to create any Security Interest over all or any part of its assets in respect of the obligations of any of the Borrowers under any of the Finance Documents.

“Standard Form Document” means all standard forms, agreements or other documents required by any Lender in order to provide its part of the Facilities, including applications to open accounts and including customary letters of undertaking and other standard documents governing Facility C and Facility D (including the issue of any Documentary Credit, revolving debitory account facility or any other facility thereunder).

“Subordinated Shareholder Lender” means any Powerfleet Group Company, as the provider of, or if applicable, the assignee of the benefit of, any Subordinated Shareholder Loan.

“Subordinated Shareholder Loan” means Financial Indebtedness of any of the Borrowers to any Powerfleet Group Company in respect of unsecured subordinated shareholder loans (including capital notes) made available to any of the Borrowers by such Powerfleet Group Company pursuant to a loan agreement that is subject to the subordination undertaking attached as Schedule 2 (Subordination Undertaking), (or otherwise subordinated to the Facilities to the satisfaction of the Lender).

“Subordinated Parent Loan” means the Subordinated Shareholders Loan granted by the Parent to Pointer HoldCo pursuant to the Original Agreement, if applicable.

“Tax” means any tax, levy, impost, duty, fees and other compulsory payments, or other charge or withholding of a similar nature of any kind or category, including on account of income, capital gain, or profits, value added tax, deductions and withholdings which are by their nature or are payable on account of tax, levy, impost, duty, fees and other compulsory payments as aforesaid (including stamp tax to the extent applicable, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan Facilities” means Facility A and Facility B.

“Transactions” means the Merger Transaction and the Investment Transaction.

“Transaction Securities” means the assets and rights subject to Security Interest under the Security Documents, and as listed in Clause 17 (Transaction Securities).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrowers under the Finance Documents.

“Utilisation” means: (i) with respect to the Term Loans Facilities - a Loan, (ii) with respect to Facility C– any advance or drawing under any revolving debitory account facility (Hahad), issuance of a bank guarantee or any documentary credit provided by the Lender under Facility C, and entry into any derivative transaction where the counterparty is a Lender or creation of any other Financial Indebtedness in connection with any banking services provided by the Lender under Facility C, and (iii) with respect to Facility D - any advance or drawing under any debitory account facility (Hahad) in foreign currency.

“Utilisation Date” means the date any Utilisation is made (or is to be made).

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“US $” and “USD” means United States Dollars, being the lawful currency of the United States of America or any successor currency.

“USD Exchange Rate” means the USD to NIS representative exchange rate as published by the Bank of Israel, or if such rate is not available – the substitute exchange rate used by Bank Hapoalim B.M.

“VAT” means value added tax as provided for in the Israeli Value Added Tax Law 5736-1975 and any other tax of a similar nature in any relevant jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Lender”, the “Borrowers” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description which are treated as assets pursuant to GAAP (or any other applicable accounting principles);

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	“subsidiary” includes, with respect to any person, a person who is directly or indirectly controlled by such person or is consolidated into the financial statements of such person;

(vi)	“know your customer checks” are the checks that are necessary for the Lender to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

(vii)	Subject to Clauses 10.3 and 26.3, a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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The above rules will only apply to the last month of any period;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, where compliance is customary in the relevant industry and jurisdiction) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;

(xi)	any matter being “permitted” under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved by the Lender under this Agreement or such Finance Document or other document;

(xii)	a time of day is a reference to time in Israel;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiv)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement; and

(xv)	the singular includes the plural and vice versa.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	For the avoidance of doubt, it is hereby clarified that all Standard Form Documents to be entered into by any Borrower with the Lender are intended to add and not to derogate from the provisions of this Agreement. Notwithstanding the foregoing, if and to the extent a contradiction exists between the provisions of any other Finance Document and any provision in any Standard Form Document, the provisions of such other Finance Document shall prevail.

(e)	A Default and an Event of Default is “continuing” if it has not been remedied or waived.

2.	The Facility

2.1	Facility

Subject to the terms of this Agreement, the Lender shall make available the following Facilities to:

(a)	Pointer HoldCo, an amortizing term loan facility denominated in NIS in an aggregate amount being the equivalent of USD 20,000,000 (“Facility A” and the “Facility A Principal Amount”, respectively) calculated using the applicable USD Exchange Rate known immediately prior to the Refinance Closing Date, to be made available to Pointer HoldCo pursuant to Clause 5.2;

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Pointer HoldCo, a term loan facility denominated in NIS in an aggregate amount being the equivalent of USD 10,000,000 (“Facility B”) calculated using the applicable USD Exchange Rate known immediately prior to the Refinance Closing Date, to be made available to Pointer HoldCo pursuant to Clause 5.2; Provided, however, that in any case, the aggregate NIS amount of Facilty A and Facility B will not exceed NIS 114,000,000.

(b)	Pointer, a revolving facility in an aggregate amount of NIS equivalent to US $10,000,000 (“Facility C”), to be calculated and made available to Pointer pursuant to Clause 6.5; and -

(c)	Pointer, a facility in an aggregate amount of US $10,000,000 (“Facility D”), to be calculated and made available to Pointer pursuant to Clause 6.5.

3.	Purpose

3.1	Purpose

The applicable Borrower shall apply all amounts borrowed by it under the Facilities, as follows:

(a)	Amounts borrowed by Pointer HoldCo under any of the Term Loan Facilities shall be applied towards: (i) first, prepayment of the term loans extended to Pointer Holdco under this agreement prior to its amendment and restatement (the “Original Agreement”) and (ii) any remaining amount, for purpose of Distribution or any other payment to Parent, which, if made within by no later than September 1, 2024 shall be considered a Permitted Distribution, and no Distribution Compliance Certificate shall be required with respect thereto; and

(b)	Amounts borrowed by Pointer under Facilities C and D, shall be applied towards general corporate purposes (including working capital and capital expenditure of Pointer).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The obligations of the Lender to comply with the Initial Utilisation Requests at the Refinance Closing Date, to extend the availability period of Facilities C and D , are subject to (i) the Lender having received all of the documents and other evidence listed in Schedule 1 to the amendment and restatement agreement dated as of the date hereof in the form and substance satisfactory to the Lender on or prior to the date hereof, and (ii) the satisfaction of all the other conditions precedent set forth in such Schedule by the time thereunder.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.3 in relation to the Loans under the Term Loan Facilities, on the date of the Initial Utilisation Requests and on the Refinance Closing Date if:

(a)	On the Refinance Closing Date, all the representations and warranties in Clause 18 (Representations and Warranties) are true and correct.

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(b)	On the Refinance Closing Date, no Default is continuing or would result from the proposed Utilisation.

(c)	There shall be no impediment, restriction, limitation or prohibition imposed under law or regulation or under the requirements of the Bank of Israel, as such are interpreted and implemented by the Lender’s internal procedures, as to the proposed Utilisation under this Agreement or the repayment thereof or as to the Securities to be created under the Security Documents or as to application of the proceeds of the realisation of any rights thereunder. Without derogating from the foregoing, the proposed Utilisation shall not result in the Lender exceeding the limits under Bank of Israel guidelines with respect to single borrowers (“Loveh Boded”), groups of borrowers (“Kvutzat Lovim”), connected persons (“Anashim Kshurim”) or any other limit or limitations imposed thereunder. Without derogating from the foregoing, the Lender confirms that if the Facilities would have been Utilised in their entirety on the date hereof, no such impediment, restriction, limitation or prohibition would have existed. However, such confirmation does not provide any indication as to the existence of any such impediment, restriction, limitation or prohibition on any Utilisation Date.

(d)	There shall not occur, in the Lender’s reasonable judgment, any Material Adverse Effect or there shall be no ground entitling the Lender under any Finance Document or other documents signed or that will be signed in favor of the Lender by any of the Borrowers or their Subsidiaries (and without regard to any grace or remedy period, if agreed upon) to declare any and all outstanding sums that are due or that will be due from any of the Borrowers or from the Group to the Lender under any such Finance Document or other documents, to be immediately due and payable (even if the Lender will not realize its right to do so).

(e)	All payments required to be made at such time to the Lender under the Finance Documents were made.

4.3	Conditions precedent to Utilisation of Facility C and Facility D after Refinance Closing Date

The obligations of the Lender to comply with any Utilisation Request under Facility C and Facility D after the Refinance Closing Date, are subject to the conditions precedent that:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation.

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and correct.

(c)	there shall be no impediment, restriction, limitation or prohibition imposed under law or regulation or under the requirements of the Bank of Israel as such are interpreted and implemented by the Lender’s internal procedures, as to the proposed Utilisation under this Agreement or the repayment thereof or as to the Securities to be created under the Security Documents or as to application of the proceeds of the realisation of any rights thereunder. Without derogating from the foregoing, the proposed Utilisation shall not result in the Lender exceeding the limits under Bank of Israel guidelines and directives or the guidelines and directives of the Supervisor of Capital Markets, Insurance and Savings Department with respect to single borrowers (“Loveh Boded”), groups of borrowers (“Kvutzat Lovim”), connected persons (“Anashim Kshurim”) or any other limit or limitations imposed thereunder.

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4.4	Cancellation

The Commitments under the Term Facilities which, at that time, are unutilised shall be immediately cancelled at the end of the applicable Availability Period.

5.	Utilisation – Term Loan Facilities

5.1	Delivery of an Initial Utilisation Request

(a)	Pointer HoldCo may draw the Term Loan Facilities by delivery to the Lender of a duly completed Initial Utilisation Request not later than three (3) Business Days prior to the Refinance Closing Date, until 12 am (or such shorter period as the Lender may agree, which agreement shall not be unreasonably withheld).

(b)	Only one Initial Utilisation Request may be made by Pointer HoldCo with respect to any of the Term Loan Facilities, and if, for any reason, the amount requested is less than the aggregate amount of the applicable Term Loan Facility, all undrawn amounts in respect of that Facility shall be cancelled and the Lender shall have no further obligations to provide any portion of that Term Loan Facility.

5.2	Currency and amount

(a)	The Term Loans shall be denominated in NIS.

(b)	The amount of the proposed Utilisation under any of the Facilities must be an amount which is not more than the total amount of the respective Facility.

5.3	If the conditions set out in Clauses 4.1, 4.2 and this Clause 5 above have been met, the Lender shall make each Loan under the Term Loan Facilities available on the Refinance Closing Date.

6.	Utilisation – Facility C and Facility D

6.1	Delivery of Utilisation requests

(a)	Pointer may utilise any type of credit available under Facility C and Facility D, as set out in Clause 6.4 below, in accordance with the terms and conditions applicable thereto under the Standard Form Documents governing such type of Facility, as required by the Lender.

(b)	Pointer may make unlimited Utilisations with respect to the Facility C and Facility D, and each amount utilised may be reborrowed, all in accordance with the terms of the Standard Form Documents.

(c)	Any Utilisation request under Facility C or Facility D shall:

(i)	specify the type of credit, as set out in Clause 6.4 below, and the currency and period requested for such credit;

(ii)	be made for a proposed Utilisation Date which is a Business Day within the Availability Period applicable to Facility C or Facility D, as applicable.

6.2	Currency and amount

(a)	The currency specified in any Utilisation request may be NIS or USD (and with respect to Facility D – only USD), as shall be further detailed under the Standard Form Documents.

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(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility under Facility C or Facility D, as applicable.

6.3	Extension of banking services

If the conditions set out in Clauses 4.1, 4.2 and 4.3, and Clause 6.1 and in the applicable Standard Form Documents have been met, the Lender shall make the requested type of Utilisation under Facility C and Facility D available by the applicable Utilisation Date.

6.4	Types of credit

(a)	Subject to paragraph (b) below, the types of credit available under Facility C shall be as follows:

(i)	Revolving debitory account facility (Hahad);

(ii)	Bank guarantees;

(iii)	Documentary credit;

(iv)	Derivative transactions.

(b)	[reserved]

(c)	The type of credit available under Facility D shall be: debitory account facility (Hahad) in foreign currency.

6.5	Calculation of the Available Facility under Facility C and Facility D

(a)	For purpose of calculating the Available Facility under Facility C, at any applicable calculation date, credit of the types set out in Clause 6.4 shall be deducted from the amount of the Facility pursuant to Clause 2.1(c), as follows (and without duplication):

(i)	any remaining credit amounts on account of credit of the types set out in Clause 6.4 (other than on account of revolving debitory account facilities (Hahad)) utilised under Facility C and outstanding on the relevant date of calculation;

(ii)	the total amount of any revolving debitory account facility (Hahad) under Facility C in effect on the relevant date of calculation;

(iii)	the higher of: the aggregate amount of all balances of the exposure deriving from any options, future contracts, asset, right, or base asset – all as defined and calculated under the applicable Standard Form Documents relating to future and financial instruments (Maof) on the relevant date of calculation; or - the amount of any “approved facility” under such Standard Form Documents.

(iv)	the higher of: the aggregate amount of all of the exposures with respect to any derivative transactions - all as defined and calculated under the applicable Standard Form Documents relating to derivative transactions on the relevant date of calculation; and, the amount of any “approved risk facility” under such Standard Form Documents; and

(v)	the unpaid interest amounts accrued in connection with any of the outstanding credit of the types set forth above, notwithstanding such amounts are not yet due;

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in each case, as determined by the Lender in accordance with the applicable Standard Form Documents.

(b)	The calculation of the Available Facility under Facility D, at any applicable calculation date, shall be made pursuant to the Standard Form Documents.

7.	Repayment

7.1	Repayment of Loans

(a)	Repayment of the Loans made under any Term Loan Facilities shall be as follows:

(i)	with respect to the Loan under Facility A, the Loan shall be repaid at the end of each Interest Period, as set out in Clause 10.1 below (each such repayment, a “Repayment Instalment”), provided that the Repayment Instalments shall equal the following aggregate annual amounts:

The Relevant Year	Repayment Instalment
First anniversary of the Refinance Closing Date	10% of the Facility A Principal Amount

Second anniversary of the Refinance Closing Date	25% of the Facility A Principal Amount

Third anniversary of the Refinance Closing Date	27.5% of the Facility A Principal Amount

Fourth anniversary of the Refinance Closing Date	27.5% of the Facility A Principal Amount

Term Loans Final Maturity Date	10% of the Facility A Principal Amount

In this Clause 7.1(a)(i), the “Facility A Principal Amount” shall be reduced immediately after any prepayment pursuant to Clause 8 (Prepayment and Cancellation) below.

(ii)	The Loan under Facility B, shall be repaid (together with all accrued and unpaid Interest thereon) in one instalment, on the Term Loans Final Maturity Date; and

(iii)	All Loans (except for loans under Facility D) shall be repaid by the Borrowers in NIS.

(b)	Repayment of any outstanding amounts under Facility C and Facility D shall be made in accordance with the applicable Standard Form Documents relating to the Utilisations of such Facility, as applicable, provided that the last repayment date of any outstanding amount thereunder shall not be later than the Facility C Final Maturity Date or Facility D Final Maturity Date, as applicable.

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7.2	Repayment Schedule

Details of the payments and the repayment dates of the Term Loans and the Interest thereon, shall be set out in a repayment schedule which will be delivered to Pointer Holdco by the Bank shortly after the Utilisation Date of the Term Loans. Such repayment schedule shall constitute an integral part of this Agreement.

7.3	Reborrowing

The relevant Borrower may not reborrow any part of the Term Loan Facilities which is repaid or prepaid but may reborrow at any time prior to the end of the applicable Availability Period any part of Utilisations under Facility C and Facility D, which is repaid or prepaid.

8.	Prepayment and Cancellation

8.1	Illegality

(a)	If it becomes unlawful for the Lender to perform any of its obligations as contemplated by the Finance Documents or to fund, issue or maintain any Utilisation under any of the Facilities:

(i)	the Lender shall promptly notify the Borrowers upon becoming aware of that event;

(ii)	upon such notification, or, if later, on the latest date until which the obligations may remain in effect without causing Lender to be in such illegality as aforesaid, to the extent necessary to avoid any such illegality as aforesaid, the Borrowers and the Lender shall negotiate bona fide the amendments required in order to refrain from violating the relevant law; provided that, in the event that such negotiations are, for any reason, unsuccessful prior to the last day of the Interest Period for each Utilisation occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) any Available Facility under Facility C and Facility D will be immediately cancelled; and

(iii)	the Borrowers shall repay the relevant Utilisations (together with any outstanding Secured Obligations) (to the extent necessary, as shall be determined by the Lender in its reasonable discretion).

(b)	[reserved]

(c)	Notwithstanding the foregoing, in the event that the Borrower is able to take steps (not affecting or derogating from the provisions of the Finance Documents) so as to avoid such illegality as aforesaid prior to the date immediately prior to the illegality as aforesaid taking effect, then, without derogating from the rights of the Lender under the Finance Documents, the Lender shall cooperate with the Borrower to allow such arrangement, provided that nothing in this sentence shall obligate any of the parties hereto to waive or amend any of its rights under the Finance Documents (or, for the avoidance of doubt, under any other agreement to which the Lender is a party).

8.2	Voluntary cancellation

Following the Refinance Closing Date, Pointer may, if it gives the Lender not less than seven (7) Business Days’ prior notice, cancel the whole or any part (but, if in part, being a minimum amount of NIS 1,000,000( of the Available Facility under Facility C or D, provided that it first demonstrates to the satisfaction of the Lender, that no Default is continuing, and the cancellation will not result in the occurrence of a Default and all relevant conditions under the applicable Standard Form Documents have been met.

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8.3	Voluntary prepayment of the Term Loan Facilities

(a)	Pointer HoldCo may, if it gives the Lender not less than fourteen (14) (but not more than sixty (60)) Business Days’ prior notice, prepay, in whole or in part (but, if in part, being a minimum amount of NIS 1,000,000) the outstanding amount of the Loans under the Term Loan Facilities.

Pointer HoldCo may, if it gives the Lender not less than three (3) Business Day prior notice (and subject to such notice being received by the Lender by no later than 12:00 PM, three (3) Business Days prior to the prepayment date set out in the prepayment notice) cancel and terminate such prepayment notice.

Prepayment of Loans under the Term Loan Facilities shall not be subject to any prepayment premium but will be subject to such other payments, as set out in Schedule 8.3.

8.4	Prepayment in case of Pointer Distribution proceeds– Cash Sweep

In case Pointer HoldCo is required, pursuant to Clause 21.12(b) to apply any remaining amounts of a Pointer Distribution (as defined in Clause 21.12 (Pointer Distribution proceeds)) towards prepayment of Loans under the Term Loan Facilities, then such prepayment shall firstly be applied towards prepayment of the Loan under Facility B, and then towards prepayment of the Loan under Facility A.

8.5	Miscellaneous Provisions

(a)	Any notice of cancellation or prepayment given to the Lender under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the relevant cancellation or prepayment is to be made, which in case of any Voluntary Prepayment under Clause 8.3 or any mandatory prepayment under Clause 8.4 above must be on an Interest Payment Date, and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement, whether mandatory or voluntary, shall be made together with accrued interest on the amount prepaid and all other amounts accrued or outstanding under the Finance Documents in connection with the amount prepaid.

(c)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.6	Application of prepayment proceeds

Prepayments made pursuant to this Agreement shall be applied between the Facilities as follows:

(a)	Prepayment of Loans pursuant to Clause 8.1 (Illegality) shall be applied towards the Facilities in the order requested by the Lender.

(b)	Any other prepayment shall be applied between the Facilities in the following order: first, towards prepayment of the then outstanding Loans under Facility A and Facility B on a pro rata basis; second, towards prepayment of any Utilisations under Facility C.

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(c)	With respect to prepayment of any of the Facilities, any partial prepayment made pursuant to this Agreement (other than a prepayment required to be made pursuant to Clause 8.1 (Illegality)) shall be applied with respect to prepayment of the Loan under Facility A – in inverse order.

9.	Interest

9.1	Calculation of interest

The rate of interest on each Loan under the Facilities for each Interest Period is as follows:

(a)	With respect to the Loan made under Facility A: a variable rate equal to the applicable prime interest rate (“ריבית פריים”) applicable by the Lender, plus 2.2% per annum.

(b)	With respect to the Loan made under Facility B: a variable rate of the applicable prime interest rate applicable by the Lender, plus 2.3% per annum.

(c)	With respect to any Utilisation under a revolving debitory account facility (Hahad) under Facility C:

(i)	the applicable margin being (subject to Clause 9.3):

(A)	if the currency for the Utilisation made is in NIS - 2.5%;

(B)	if the currency for the Utilisation made is in USD - 2.15%.

(ii)	and the applicable base rate, being:

(A)	if the currency for the Utilisation made is NIS, the then applicable prime interest rate (“ריבית פריים”) applicable by the Lender; or

(B)	if the currency of the Utilisation is US$, the applicable SOFR rate, as defined in the applicable Standard Form Documents, and calculated pursuant to the provisions set out thereunder (but provided that under no circumstances will the SOFR rate be less than 0.00%).

With respect to any Utilisation under a debitory account facility (Hahad) under Facility D – the applicable interest as shall be set out in the relevant Standard Form Documents.

9.2	Payment of interest

(a)	Pointer HoldCo shall pay accrued interest on each Loan under the Term Loan Facilities on the last day of each Interest Period.

(b)	Interest on account of Utilisation under the revolving debitory account facility (Hahad) under Facility C and the debitory account facility (Hahad) under Facility D shall be payable on such dates as will be determined under the applicable Standard Form Documents.

9.3	Step up in Margin

If, during two consecutive Quarters, Pointer Holdco’s Net Debt to EBITDA (as defined in Clause 20.1(a) below) ratio is equal to or exceeds 3.5, based on its consolidated financial statements, then from the end of the period of the financial statements for the second relevant Quarter showing such ratio, until the end of the period of the financial statements for the quarter where such ratio does not exceed 3.5, the margin on each Loan under any of the Term Loan Facilities and the margin on any Utilisation under a revolving debitory account facility (Hahad) under Facility C and the debitory account facility (Hahad) under Facility D shall increase by 0.5% per annum.

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9.4	Default Interest

(a)	If the Borrowers fail to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the maximum interest rate as may be from time to time applied by the Lender to debit balances in current accounts denominated in NIS (or in USD, as applicable) for which there is no valid current facility. Any interest accruing under this Clause 9.4 shall be immediately payable by the Borrowers on demand by the Lender.

(b)	Subject to any law, Default Interest shall be compounded in accordance with the Lender’s calculations at the end of the interest period applicable to the relevant overdue amount, or, if interest periods are not applicable - every Quarter, on the first day of the consecutive Quarter. The amounts of interest so compounded, shall also accrue the Default Interest, which shall be calculated in the manner set out above, until the final repayment of all overdue amounts. The first and last periods for compounding the Default Interest may be shorter than the other relevant periods.

(c)	The Lender may, at its sole discretion, calculate the interest over any overdue amount in a rate lower than the Default Interest detailed in this Clause 9.4, but the Lender shall be under no obligation at any time to do so.

(d)	For the avoidance of doubt, the right of the Lender to receive any Default Interest and the actual collection thereof shall not in any way derogate from any other remedies or relief (excluding, for the avoidance of doubt, the imposition of a higher interest rate) available to the Lender under law or under any of the Finance Documents, including any right to enforce or bring any proceedings under the Security Documents.

10.	Interest Periods

10.1	Interest Periods – Term Loan Facilities

(a)	Subject to paragraph (b) below, the Interest Periods for any Loan under the Term Loan Facilities shall be 3 (three) months, and shall end on March 25, June 25, September 25 and December 25 of each Financial Year (if applicable), except that the first Interest Period shall end on June 25, 2024 and that the last Interest Period may be shorter than 3 (three) months.

(b)	An Interest Period for a Loan shall not extend beyond the then prevailing Term Loans Final Maturity Date.

(c)	Each Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period, and end on the next Interest Payment Date.

10.2	Interest Periods – Facility C and Facility D

Interest on account of any outstanding amount under a revolving debitory account facility (Hahad) drawn under Facility C and the debitory account facility (Hahad) Facility D, as applicable, shall be payable on such dates as will be determined under the applicable Standard Form Documents.

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10.3	Non-Business Days

(a)	If an Interest Period applicable to the Loans under the Term Loan Facilities would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day (whether in that calendar month (if there is one) or in the consecutive calendar month (if there is not)).

(b)	With respect to any credit under Facility C and Facility D, any payment due on any day that is not a Business Day, shall be made in accordance with the Standard Form Documents.

11.	Fees

11.1	[reserved]

11.2	Credit Allocation Fee (Facility C and Facility D)

(a)	Facility C: Pointer shall pay to the Lender a credit allocation fee in NIS at the rate of 0.5% per annum on the unutilized and uncancelled amount of the Commitment under Facility C, computed on a daily basis during the period commencing from the Refinance Closing Date and ending on the end of the Availability Period applicable for Facility C.

It is hereby clarified, that with respect to any revolving debitory account facility (Hahad) under Facility C, notwithstanding Clause 6.5(a)(ii), a non utilisation fee shall be payable by Pointer at the rate specified in this Clause 11.2 (and without duplication) with respect to any unutilized and uncancelled amount of such revolving debitory account facility (Hahad).

The accrued fee as per Clause 11.2(a) above is payable on the beginning of each Quarter.

(b)	Facility D: Pointer shall pay to the Lender a non utilisation fee at the rate of 0.5% per annum with respect to any unutilized and uncancelled amount of the Commitment under Facility D. the amount of such fee shall be paid in USD (without double counting similar fee detailed in the Standard Form Documents reacted to Facility D). Such fee shall be payable in the beginning of each month.

11.3	Special One-time Payment

The Borrowers shall pay to the Lender a non-refundable one-time complex transaction fee in an amount equal to 0.25% of the Facilities A and B payable no later than five (5) days following the date hereof, in light of the Lender’s special specific examinations in connection with the entry into the financing contemplated hereunder, which involve specific examination with respect to the collateral and the financial covenants set out hereunder and include non-standard documentation.

11.4	Collateral Agency Payment

The Borrowers shall pay to the Collateral Agent, an annual collateral agency payment of NIS 10,000, in connection with the registration of the pledged Pointer Shares on its name under the applicable Securities Documents and its other roles thereunder, such payment to be paid at a date not later than 30 days following the Refinance Closing Date and on each anniversary of such date, up until the Term Loans Final Maturity Date.

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11.5	Bank Guarantees Fees

Pointer shall, in respect of each bank guarantee which it requests to be issued or renewed under Facility C, pay to the Lender, a fee to be determined by the Bank, except that for any such guarantees effective for up to 12 months shall be at the following rate per annum of the maximum actual and contingent liabilities under such bank guarantee, as follows:

(a)	1% per annum for any bank guarantees other than financial bank guarantees, as classified by the Lender; and

(b)	2% per annum for any financial bank guarantees, as classified by the Lender.

11.6	Other Commissions, Fees and Expenses

In addition to the fees set forth above, the Borrowers shall pay the Lender all other commissions, fees and expenses in connection with the banking transactions performed in connection with the Facilities and the Finance Documents, in the amounts, on the dates and in the manner set forth in the price list (Taarifon) for large enterprises published by the Lender from time to time.

11.7	Non-Refundable Fees

All fees and commissions payable under the Finance Documents are non-refundable (except for part of the bank guarantees fees, which shall be refundable in case of cancellation of the guarantee, as set out under the Standard Form Documents).

12.	Taxes

12.1	Definitions

(a)	In this Agreement:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the amount withheld by Borrower from payment made to the Lender under Clause 12.6 (Tax Gross Up) or a payment under Clause 12.7 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Any Tax that is payable in connection with the operations or the transactions contemplated under the Finance Documents or on account of or in connection with any Loan (except for income tax to tax authorities in Israel, on the income of the Lender deriving from interest, fees, commissions and charges which the Borrowers are obligated to pay the Lender pursuant to the Finance Documents), shall be borne by the Borrowers alone and paid by them.

12.3	The Lender may debit any of the Pointer Charged Account or the Pointer HoldCo Charged Account, as the case may be, with any Tax that is required to be deducted at source and remit same to the relevant tax authorities, unless the Borrowers deliver to the Lender, in advance and to its satisfaction, an appropriate confirmation from the competent tax authorities as to exemption from deduction of Tax at source or the reduction thereof.

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12.4	Without derogating from anything hereunder, the execution of the transactions pursuant to the Finance Documents is conditional upon the Lender having determined at its discretion, that such execution meets the requirements of any law and the directives issued by the competent Governmental Authorities and that all of the provisions any applicable law have been fulfilled in so far as imposed upon the Lender in connection with payments of Tax. Nothing herein operates so as to impose any duty on the Lender to act as aforesaid, or to impose any liability upon it with respect to the transactions contemplated by this Agreement or liability for not having acted as aforesaid.

12.5	The Borrowers shall deliver to the Lender, immediately upon its first demand, with any information, confirmation, document or exemption (including any confirmation of the rate of deduction at source or exemption therefrom) as may be required in connection with the provisions of this Clause 12, and including documents in connection with foreign law which may be required by the Lender, and the Borrowers shall update the Lender as to any change that occurs from time to time in their tax status, including in the countries of their citizenship or residency for tax purposes.

12.6	Tax Gross Up

(a)	The Borrower shall make all payments to be made by it under the Finance Documents or in connection therewith free and clear of any Tax or deduction , without set-off or counter claim and without any deduction in respect of or on account of any set-off or counter claim.

(b)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required (the “Full Amount”). The Borrowers shall indemnify the Lender for any loss or cost actually incurred by the Lender by reason of any failure or breach by any of the Borrowers in deducting any amount deductible on account of Tax or by reason of the Full Amount not being paid.

(c)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender certificates reasonably satisfactory to them evidencing that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority, including all of the receipts, confirmations or other evidence that may be required by the Lender to its satisfaction in connection with the payment of the Deductible Amount to the relevant tax authority (the “Deductible Confirmations”).

(e)	If following payment of any amount on account of a Tax Deduction by the Borrowers to the relevant tax authority, the Lender actually receives a refund of Tax or a Tax credit, then, subject to furnishing the Lender with the Deductible Confirmations, the Lender shall pay the Borrowers the amount of the refund or the credit that it has received as aforesaid, up to the amount on account of a Tax Deduction paid by the Borrowers to the tax authority as aforesaid, provided, however, that nothing herein operates so as to prevent the Lender from conducting its tax affairs at its discretion.

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(f)	The Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.7	Tax Indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determine will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of any payment received under a Finance Document.

(b)	Paragraph (a) above shall not apply:

to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.6 (Tax Gross Up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

12.8	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any goods or services supplied for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such goods or services, and accordingly, if VAT is or becomes chargeable on any such goods or services made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)	Where a Finance Document requires the Borrower to reimburse or indemnify the Lender for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT.

12.9	FATCA Information

(a)	In this Clause 12.9:

“FATCA” means: (i) sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations; (ii) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (i) above; or (iii) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means: (i) in relation to a “withholdable payment” described in section 1473 (1) (A) (i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; (ii) in relation to a “withholdable payment” described in section 1473 (1) (A) (ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or (iii) in relation to a “passthru payment” described in section 1471 (d) (7) of the Code not falling within paragraphs (i) or (ii) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

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“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

(b)	Subject to paragraph (d) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(c)	If a Party confirms to another Party pursuant to paragraph (b)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(d)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (b)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(e)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (b)(i) or (b)(ii) above (including, for the avoidance of doubt, where paragraph (d) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.10	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

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(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower.

13.	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.2 (Exceptions) the Borrowers shall, within five (5) Business Days of a demand by the Lender pay the Lender the amount of any Increased Costs incurred by it or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement (or, if later, the date it became a Lender), (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of, or compliance with Basel III, or any law or regulation that implements or applies Basel III.

(b)	In this Agreement

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facilities or on the Lender’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which the Lender notified in writing that was incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributed to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

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13.2	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.7 (Tax Indemnity) or would have been compensated for under Clause 12.7 (Tax Indemnity) but was not so compensated solely because any of the exclusions set out in Clause 12.7 (Tax Indemnity) applied;

(b)	In this Clause 13.2, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 1.1 (Definitions).

14.	Other Indemnities

(a)	The Borrower shall within five (5) Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Lender against any cost, loss or liability which the Lender incurs (without duplication) as a consequence of:

(i)	the occurrence of any Event of Default or the operation of Clause 22.19 (Acceleration);

(ii)	a failure by the Borrowers to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, any Utilisation or a revolving debitory account facility (Hahad) requested by the Borrower in a Utilisation request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of Illegality (to the extent such illegality was not caused by changes relating to the Borrowers or the Group), Default or gross negligence by the Lender alone);

(iv)	issuing, renewing or making arrangements to issue or renew a Documentary Credit requested by Pointer in a Utilisation request but not issued, by reason of a Default; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify the Lender, each Affiliate of a Lender and each officer or employee of the Lender or its Affiliate, against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of the Merger Transaction or the funding of the Merger Transaction (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Merger Transaction), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate. Any Affiliate or any officer or employee of a Lender or its Affiliate may rely on this Clause 14.

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15.	Mitigation

15.1	Mitigation

(a)	The Lender shall take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 12.6 (Tax Gross Up), Clause 12.7 (Tax Indemnity) or Clause 13 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrowers under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify the Lender for all costs and expenses reasonably incurred by it as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of the Lender, to do so might be prejudicial to it, provided that the fact that the Lender may incur non material costs and expenses in connection with steps it may take under Clause 15.1 shall not in and of itself be deemed prejudicial to the Lender, if such costs and expenses were notified to the Borrowers and paid by the Borrowers.

16.	Costs and Expenses

16.1	Transaction expenses

The Borrowers shall pay promptly following a demand in writing from the Lender:

(a)	any reasonably incurred and properly documented legal fees (up to an amount pre-agreed between the Borrower and the Lender’ counsel) in connection with the drafting and negotiation of the Finance Documents as agreed;

(b)	any reasonably incurred and properly documented costs related to the creation and perfection of the Securities under the Security Documents; and -

(c)	all reasonable and properly documented out-of-pocket costs and expenses incurred by the Lender in connection with the ongoing administration of the Facilities.

16.2	Enforcement Costs

The Borrowers shall, within three (3) Business Days of demand, pay the Lender the amount of all costs and expenses (including documented legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	Transaction Securities

17.1	The following Securities which were created by the Borrowers pursuant to the Original Agreement in favour of the Lender, in form and substance satisfactory to the Lender (and as amended from time to time), shall continue to secure the Secured Amounts:

(a)	A first ranking floating charge by each Borrower over all of their present and future, tangible and intangible, assets, including, but not limited to, property, monies, rights of any kind (whether contingent or absolute) and the profits and benefits derived therefrom, whether now or hereafter at any time in the future owned by or in the possession of them, including a fixed charge over their registered capital stock and goodwill. It is agreed that Borrowers’ holdings in Pointer Brazil, Pointer Argentina or Pointer South Africa shall be excluded from such floating charge.

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(b)	A first ranking fixed pledge and charge by Pointer HoldCo over the entire Pointer Shares (on a fully diluted basis) as at the date of this Agreement and at any time thereafter, including all Related Rights in respect of such Pointer Shares.

“Related Rights” means, in relation to any of the Pointer Shares, all Distributions, all (cash and non-cash) dividends or other moneys paid or payable in relation thereto (including all liquidation proceeds, redemption proceeds and repaid capital in case of a capital reduction), all rights for repayment of any shareholders’ loans and any other rights relating to such loans, all rights of Pointer HoldCo to receive any fees (management, consulting, finder’s, success, or any other types of fees), commissions, salaries, remuneration or compensation, and any other payment relating to services, and all shares, warrants, securities, rights, moneys or property accruing or offered at any time in relation to any of the Pointer Shares by way of redemption, substitution, exchange, bonus, pursuant to option rights or otherwise.

The pledged Pointer Shares shall be registered as Security in the name of the Collateral Agent and held by such Collateral Agent, under an agreement in the form attached as a schedule to the deed of pledge.

(c)	A first ranking fixed pledge and assignment by way of a pledge by each Borrower over all of their rights under the Merger Agreement.

(d)	A first ranking fixed pledge and assignment by way of a pledge by Pointer over the Pointer Charged Account and all of its rights relating thereunder.

(e)	A first ranking fixed pledge and assignment by way of a pledge by Pointer HoldCo over the Pointer HoldCo Charged Account and all of its rights relating thereunder.

(f)	[reserved].

(g)	A first ranking fixed pledge and charge including assignment of rights by way of charge, by each Borrower, over all of their rights: (i) for exemption, relief, discount, offset and deduction, which shall reduce their tax rate or tax liability to the extent that they are entitled to them upon realisation of any security interest or of the Transaction Securities; (ii) to offset losses, including their right to offset losses arising from the realisation of any security interest or of the Transaction Securities; and (iii) to select whether to take advantage of such exemption or relief or discount or offset or deduction; All of which: whether derive from the sale of the Transaction Securities or not, whether by virtue of the Income Tax Ordinance [New Version], the Value Added Tax Law, 5736-1975 or any other law.

17.2	The Borrowers shall create the following guarantees in favour of the Lender:

(a)	A corporate guarantee by Pointer HoldCo, securing all of the Secured Obligations of Pointer to the Lender under the Finance Documents, with respect to Facility C, Facility D.

(b)	A corporate guarantee by Pointer, securing all of the Secured Obligations of Pointer HoldCo to the Lender under the Finance Documents, with respect to the Term Loan Facilities.

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17.3	The Borrowers have delivered to the Lender an undertaking letter executed by Parent in favour of the Lender on October 3, 2019, attached as Schedule 17.3 hereto, pursuant to which no payment will be made, and no Security shall be provided by any member of the Group (except for Pointer Brazil), to any third party, in connection with the Pointer Brazil Tax Proceeding (the “Parent Undertaking Letter”).

17.4	The Security listed in this Clause 17 shall constitute continuing security for the full and punctual payment, discharge and performance of all the Secured Obligations and shall remain in full force and effect, irrespective of any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment of all or any of the Secured Obligations.

18.	Representations and Warranties

Each Borrowers acknowledges and accepts that the Lender has entered into this Agreement in reliance on the representations set forth in this Clause 18.

18.1	Status

(a)	With respect to Pointer:

(i)	Pointer is a corporation, duly incorporated and validly existing under the laws of the State of Israel.

(ii)	Pointer’s structure chart, including its direct and indirect shareholders and its subsidiaries and any other holdings, is detailed in Schedule 18.1.

(iii)	Pointer HoldCo is the sole shareholder of Pointer, owning directly, Free and Clear, 100% of the Pointer Shares. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any of the Pointer Shares.

(b)	With respect to Pointer HoldCo:

(i)	Pointer HoldCo is a corporation, duly incorporated and validly existing under the laws of the State of Israel.

(ii)	Parent is the sole shareholder of Pointer HoldCo, owning directly, Free and Clear, 100% of the Pointer HoldCo’s share capital. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any of the Pointer HoldCo’s share capital.

(iii)	Subject to Clause 21.8(a), Pointer HoldCo’s main business is the holding and management of the Pointer Shares (including any activities permitted under this Agreement).

(c)	It has the power to own its assets and carry on its business as it is being conducted.

(d)	It is not a “Company in Violation” under section 362A of the Companies Law.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors’ rights generally under Israeli law, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies under Israeli law, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Israeli law.

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18.3	Non-conflict with other obligations

The entry into and performance by it of any Finance Document entered into by it or under which it has incurred any obligation and the transactions contemplated by the Finance Documents and the realisation of any of the Transaction Securities by the Lender or a Receiver do not (and will not conflict to a material extent) with:

(a)	any law or regulation or judicial or official order applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or document binding upon it or any of its assets (other than, with respect to Pointer, any immaterial agreements).

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents entered into by it and its performance of the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required to enable it lawfully to enter into any Finance Documents being entered into by it or under which it incurs any obligations or to exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect or will be obtained when required.

18.6	Governing law

The choice of governing law of each of the Finance Documents will be recognised and enforced in Israel.

18.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 22.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.9 (Creditors’ process),

has been taken or (to the best of its knowledge and belief) threatened in relation to it; and none of the circumstances described in Clause 22.7 (Insolvency) applies to it.

18.8	No default

(a)	No Event of Default and, on the date of this Agreement, no Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject (and with respect to Pointer – under any other such material agreement or instrument).

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18.9	No misleading information

(a)	Any material written factual information provided by or on behalf of it to the Lender in connection with the Group (to the best of its knowledge and belief) was true and accurate in all material respects as at the date it was provided or as at the date (if any) stated therein.

(b)	No material information has been given or withheld by or on behalf of it that results in the written information provided by or on behalf of it to the Lender in connection with the Group (to the best of its knowledge and belief) being untrue or misleading in any material respect.

18.10	Pari passu ranking

The Borrowers’ payment obligations under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to Israeli companies generally.

18.11	Taxation

(a)	Except for the Pointer Brazil Tax Proceeding, no written claims are being made or threatened against the Borrowers or any Material Subsidiary with respect to Taxes.

(b)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any material amount in respect of Tax (taking into account any extension or grace period) other than where (i) such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes or (iii) such payment can be lawfully withheld.

(c)	Pointer Brazil is the only member of the Group and the Powerfleet Group being party to the Pointer Brazil Tax Proceeding or otherwise being demanded by the Brazilian tax authorities to pay amounts in connection with the Pointer Brazil Tax Proceeding, and no other member of the Group is, or shall be, liable in connection with such indebtedness or have assumed, or shall assume, any such indebtedness.

(d)	The Borrowers are Israeli residents for Tax purposes.

18.12	No immunity

In any proceedings in relation to the Finance Documents, it, or, to the best of its knowledge, any Material Subsidiary, will not be entitled to claim for itself or any of its material assets immunity from suit, execution, attachment or other legal process.

18.13	Good title to assets

The Borrowers and any Material Subsidiary have good, valid and marketable title to, or valid leases or licences of, and all necessary Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.14	Legal and beneficial ownership

All assets subject to a Transaction Security are legally and beneficially owned by the applicable Borrower, Free and Clear, except if otherwise permitted hereunder.

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18.15	[reserved]

18.16	Authorisations

(a)	All Authorisations that are required as of that date under any Acquisition Document have been obtained or effected and are in full force and effect.

(b)	All material Authorisations required to enable the Group to lawfully conduct its business in the general nature existing on the date of this Agreement have been obtained or effected and are in full force and effect and was not breached.

18.17	No breach of laws

The Borrowers have not breached any law or regulation binding upon it to an extent which would have a Material Adverse Effect.

18.18	Sanctions

Neither the Borrowers nor any Material Subsidiary, nor (to the best of their knowledge) their directors or officers:

(a)	is a Sanctioned Person or is engaging in any transaction or conduct that could reasonably be expected to result in it becoming a Sanctioned Person;

(b)	is or has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(c)	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, Sanctions; or

(d)	has engaged or is engaging, directly or indirectly, in any trade, business or other activities which is in breach of any Sanctions.

(e)	has, in breach of applicable Sanctions, entered into any transaction, contract or arrangement or agreed to enter into any of the preceding (i) that is prohibited under the Law on the Struggle Against Iran’s Nuclear Program, 5772-2012 or (ii) with any person that is, or is controlled by, a person resident in, organized under the laws of, or owned or controlled by the government of, a country or territory that is an enemy country under the Israeli Trade with the Enemy Ordinance.

18.19	Anti-Bribery and Corruption

(a)	It will procure that Group maintains in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws.

(b)	It has conducted and is conducting its business in compliance with all Anti-Corruption Laws in all material respects.

18.20	Anti-Money Laundering

Its (and each of the Material Subsidiaries’) operations are and have been conducted in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes to which it is subject and the rules and regulations thereunder and any related or similar rules, regulations or guidelines (in each case, to the extent that compliance is required as a matter of law) to which it is subject that are issued, administered or enforced by any governmental agency which supervises a member of the Group (collectively, the “Money Laundering Laws”) and, to the best of its knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it (or each of the Material Subsidiaries) with respect to the Money Laundering Laws is pending or threatened. It further represents that no funds or other consideration that it contributes in connection with any transaction under this Agreement will have been derived from or related to any activity that is deemed criminal under Money Laundering Laws.

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18.21	Loans and guarantees

The Borrowers and the Material Subsidiaries have not made any loans, granted any credit or issued any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assumed any liability, whether actual or contingent, in respect of any obligation of any person, except as set forth in Schedule 18.21.

18.22	Security Interest and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of the Borrowers and the Material Subsidiaries, other than the Securities listed in Schedule 18.22(a).

(b)	Pointer HoldCo has no Financial Indebtedness, except for Financial Indebtedness under (i) the Finance Documents to which it is a party; and (ii) the Subordinated Parent Loan, if applicable.

(c)	The Material Subsidiaries have no Financial Indebtedness, except for Financial Indebtedness as detailed in Schedule 18.22 (b).

(d)	The Borrowers do not perform, in their normal course of business, factoring transactions, discounting of receivables, securitization transactions, or other transaction having similar effect.

18.23	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the financial condition, cash flow and results of operations, during the periods set forth therein.

(c)	There has been no change in its assets, business or financial condition (or the business or consolidated financial condition of the Group) since the date the Original Financial Statements refer to that would constitute a Material Adverse Effect.

(d)	No member of the Group had any material Financial Indebtedness which was not expressly disclosed in the Original Financial Statements (or in the notes thereto) or reserved against therein.

18.24	No proceedings pending or threatened

(a)	Except for the Pointer Brazil Tax Proceeding, no Proceedings of or before any court, arbitral body or agency: (a) that is material to any member of the Group; or (b) that challenges, or that seeks the prevention or material delay of or makes illegal or otherwise may impede, any of the transactions contemplated under the Finance Document, has been commenced or (to its Knowledge) threatened against any member of the Group or the Powerfleet Group.

(b)	No proceedings or investigations have been initiated against (or by) any officer of any member of the Group or the Powerfleet Group in its capacity as such or involving criminal procedures.

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18.25	Intra-Group Distributions

Except under any applicable law, no member of the Group is restricted from making any Distributions, dividend or other similar payment (in cash or in kind) on, or in respect of, any share capital by way of dividend, repayment of loans, redemption of capital or otherwise (except that Distributions made into Poiner Brazil, Pointer Argentina or Pointer South Africa shall not be cosider as such intra Group permitted Distributions).

18.26	Material agreements

(a)	Pointer is not a party to any material agreement (as defined below), except for:

(i)	the Merger Agreement and the Finance Documents; and -

(ii)	the material agreements detailed in Schedule 18.26(a).

(b)	Pointer is not a party to any agreements with any member of the Powerfleet Group, except as set forth in in Schedule 18.26(b).

(c)	For purposes of this Clause 18.26, “material agreement” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license pursuant to which (A) payments were made during Financial Years 2022 or 2023, or (B) payments are reasonably anticipated by Pointer, as of the date hereof, to be made during any Financial Year until the Term Loans Final Maturity Date , in each case by or to Pointer, in excess of US$ 10,000,000.

18.27	Repetition

(a)	The Borrowers make the representations and warranties set out in this Clause 18 on the date of this Agreement (and with respect to representations made by Pointer - on the date on which it executes this Agreement), on the date of the Initial Utilisation Request and on the Refinance Closing Date.

(b)	The Repeating Representations:

(i)	shall be made by the Borrowers on the date of each Utilisation request; and

(ii)	shall be deemed to be made by the Borrowers on the first day of each Interest Period,

in each case by reference to the facts and circumstances existing at the date the Repeating Representation is made or deemed to be made.

19.	Information Undertakings

The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

Each Borrower shall supply to the Lender:

(a)	as soon as the same are approved by the relevant company, but in any event by the earlier of: 120 days after the end of each of its Financial Years, or - the date on which such financial statements are required to be prepared under any applicable law, Parent’s audited consolidated financial statements for that Financial Year.

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(b)	as soon as the same are approved by the relevant Borrower, but in any event by the earlier of: September 30 following the end of each of its Financial Years, or - the date on which such financial statements are required to be prepared under any applicable law, its audited non-consolidated (‘solo’) financial statements for that Financial Year.

(c)	promptly, following a written request from the Lender, the non-consolidated (‘solo’) financial statements of any Material Subsidiary for that Financial Year.

(d)	as soon as the same are approved by the relevant company, but in any event by the earlier of: 90 days after the end of each Quarter, or - the date on which such financial statements are required to be prepared under any applicable law, Parent’s audited or reviewed consolidated financial statements for that Quarter.

(a)	Notwithstanding the above, with respect to any Financial Year, within three (3) months of any request from the Lender, but not earlier then by June 30 following the end of each of the relevant Financial Year, its audited consolidated financial statements for the Financial Year ending prior to such request.

It is a condition precedent to the receipt of the Loans and to the continued provision of the banking services under the Finance Documents that Financial Statements be provided to the Lender pursuant to the terms set out hereunder, or pursuant to such other terms, inter alia as required in accordance with regulations of the Bank of Israel or of any other competent authority or in accordance with any law.

If, at Lender’s discretion, for purpose of providing certain banking services to any of the Borrowers, Lender shall be required, inter alia in accordance with regulations of the Bank of Israel or of any other competent authority or in accordance with any law, to receive such Borrower’s financial statements, the relevant Borrower shall deliver its financial statements to the Lender as a condition for any review by the Lender of Borrower’s request relating to such banking services.

19.2	Requirements as to financial statements

(a)	Each set of financial statements of any of the Borrowers, the Parent and any Material Subsidiary, as applicable, delivered by the Borrowers pursuant to Clause 19.1 (Financial statements) shall be certified by the CEO or CFO or by a director of the Borrower or the Material Subsidiary, as applicable, as fairly representing its financial condition as at the date of those financial statements.

(b)	Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP and with respect to any Material Subsidiary - accounting practices and financial reference periods and financial year ends consistent with those applied in the preparation of Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods or its financial year end, that affects any representation or undertaking under the Finance Documents, or that is otherwise material, and its auditors deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods and financial year end upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may reasonably be required by the Lender, to enable them to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

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(c)	If a Borrower notifies the Lender in accordance with paragraph (b) above and such changes would be material in the context of this Agreement, the Lender agrees to enter into discussions for a period of not more than forty-five (45) days with a view to agreeing any amendments required to be made to this Agreement to place the Borrowers and the Lender in substantially the same position as they would have been in if the change had not occurred. If no such agreement is reached in relation to any material change, the Lender shall (acting reasonably and in good faith) determine the amendments necessary to reflect the original commercial agreement of the Parties (in a manner which is otherwise consistent with the terms of this Agreement and, if during the aforesaid discussions the Borrowers and the Lender specifically agreed on any relevant matter, taking account of any such agreements, and such determination shall bind the Borrowers.

19.3	Compliance Certificate, Excluded Expenses and Distribution Compliance Certificate

(a)	The Borrowers shall supply to the Lender, together with each of the financial statements delivered pursuant to paragraphs (a) and (d) of Clause 19.1 (Financial statements), a Compliance Certificate, in form satisfactory to the Lender, setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the applicable Reporting Date, including, for the avoidance of doubt, information and computation of all items required for purpose of calculating the Financial Covenants pursuant to the financial statements delivered to the Lender pursuant to Clause 20 (Financial Covenants).

In addition, the Borrowers shall supply to the Lender together with each of the financial statements delivered pursuant to Clause 19.1 (Financial statements), an annual report, in form satisfactory to the Lender, detailing the amounts and purpose of any Excluded Amounts paid by the Borrowers pursuant to Clauses 21.12(c)(i) or (b) during the period commencing on the Refinance Closing Date, or on the date of the latest report that was delivered to the Lender, as applicable, and ending on the date of delivery of such report to the Lender.

(b)	The Borrowers shall supply to the Lender, no later than five (5) Business Days prior to the date of any Permitted Distribution, as defined in Clause 21.13 (Distributions) made by the Borrower (or later, if so agreed by the Lender), a Distribution Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.13 (Distributions) as at the applicable date of making any such Permitted Distribution (as defined under Clause 21.13 below).

(c)	Each Compliance Certificate and Distribution Compliance Certificate shall be signed by one of the following: the chief executive officer or the chief financial officer of the applicable Borrower. At the request of the Lender, the Borrowers shall deliver any further information required for purpose of examining the Borrowers’ compliance with Clause 20 (Financial Covenants) and with Clause 21.13 (Distributions).

19.4	Other Information

The Borrowers shall supply to the Lender, or procure the supply to the Lender:

(a)	Notification of any Distribution declared or made by Pointer, together with reasonable details in connection with such Distribution.

(b)	[reserved];

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(c)	if Pointer or any of its Material Subsidiaries, obtain any credit rating (either for itself as an issuer of any debt obligations and provided that there shall be no obligation to obtain such a rating), the Borrowers shall deliver to the Lender such rating reports and any related documents made available by the relevant rating agency promptly upon their receipt, together with the details of any changes to such ratings since the date of any previous reports and the dates of such changes. It is hereby clarified that the Borrowers are not required to obtain or maintain any level of any such rating; and

19.5	Miscellaneous information

The Borrowers shall supply to the Lender, or procure the supply to the Lender:

(a)	all documents dispatched by a Borrower to its creditors (if any) generally at the same time as they are dispatched;

(b)	promptly, upon becoming aware of them, the details of any litigation, arbitration, administrative, regulatory proceedings or investigations which are (i) material to any member of the Group, and - (ii) current, threatened in writing or pending against a Borrower or any Material Subsidiary.

(c)	promptly, after becoming aware of the relevant claim, the details of any material claim which is current, threatened in writing or pending against the Parent;

(d)	promptly, such further information regarding the financial condition, business and operations of any Material Subsidiary as the Lender may reasonably request; and

(e)	promptly, following a written reasonable request from the Lender, such further information as is necessary for the Lender to comply with any Israeli banking laws and regulations applicable to the Lender or as is required by the Lender in order to comply with its internal compliance and risk management requirements.

19.6	Notification of default

(a)	The Borrowers shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the applicable Borrower shall supply to the Lender a certificate signed by one of the following: a director, the chief executive officer or the chief financial officer of such Borrower on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	“Know your customer” checks

The Borrowers shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of transfer or assignment pursuant to Clause 23.1 (Assignments and transfers by the Lender) below, on behalf of any prospective new Lender) in order for the Lender (or any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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20.	Financial Covenants

20.1	Financial covenants

(a)	Definitions:

“Current Payments” means, the cumulative amount of principal and interest payments of Loans under any of the Facilities payable during the relevant future 12 months period.

“Debt” means, without duplication the total indebtedness and obligations of the applicable Borrower, direct and indirect (including on account of any guarantees, charges and pledges in favour of any third party and under any indemnification undertaking by the applicable Borrower as Security for indebtedness and obligations of the types specified below incurred by any third party: (1) to banks and other financial institutions and (2) arising from debentures of any type, including bonds, notes and convertible notes and (3) on account of loans received from any direct or indirect shareholder or any of its Affiliates or from any third party or on account of amounts raised in any other way (but excluding Subordinated Shareholder Loans provided to the applicable Borrower, with respect to which subordination undertaking attached as Schedule 2 (Subordination Undertaking) was executed); and (4) on account of loans received from any third parties or on account of amounts raised in any other manner which are classified as incurring of indebtedness, or that their economic result is the incurrence of indebtedness; and (5) on account of amounts received as a result of selling or discounting receivables, accounts, bills or other financial assets, on terms which include recourse to the seller; and (6) on account of amounts raised under any other transactions and which are classified as Financial Indebtedness according to the applicable accounting principles.

“EBITDA” means, the net income of the applicable Borrower, before depreciation and amortization, financing expenses (save for such expenses classified as “Banking and other fees”), tax expenses (both current taxes and changes in deferred taxes), and excluding: (i) foreign currency translation losses and income, (ii) stock option and other equity-based compensation expenses, (iii) net loss and income from disposed or discontinued operations, provided, however, that the aggregate sum of such exclusions shall not exceed 10% of the EBITDA during the course of the applicable Reporting Date, and (iv) the Excluded Expenses, all - for a period of four consecutive Quarters immediately preceding the Reporting Date (including, for the avoidance of doubt, the Quarter ending on the Reporting Date).

“Equity” means, the equity of the applicable Borrower within the meaning thereof according to the applicable accounting principles, including Subordinated Shareholder Loans provided to the applicable Borrower, with respect to which the subordination undertakings attached as Schedule 2 (Subordination Undertaking) were executed.

“Excluded Expenses” means, with respect to the EBITDA measured during any period that includes the first 12 months following the date hereof, any Exceptional Items which have been included in the applicable income statement for that period, up to an aggregate maximum amount of USD 500,000 (or its equivalent in any other currency or currencies).

“Exceptional Items” mean, with respect to the Excluded Expenses, any exceptional, one-off, non-recurring or extraordinary items, resulting from the merger of the Parent and Mix Telematics Limited (as permitted under the Finance Documents) and incurred during the 12 months period set out above.

“Net Debt” means, Debt net of: (1) cash and cash equivalents; (2) deposits with banks and financial institutions that are authorized by law to carry on financial activity provided, that none of those are subject to pledge, charge or other Security Interest of any third party (other than in favor of the Lender), or to a trust arrangement or to other restrictions on withdrawal.

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“Working Capital” means, the sum of inventory and trade receivables (other than receivables that are subject to factoring, discounting, securitization, sale, or similar transactions), net of: (i) trade payables; and (ii) deferred revenues and customers advances (for the avoidance of doubt, all – to the extent classified as current assets or liabilities, as applicable).

(b)	During the period commencing from the date hereof and ending on the Term Loans Final Maturity Date, the Borrowers hereby undertake that, with respect to each Reporting Date (and as will be examined in each Examination Date (as defined below):

(i)	Pointer’s Net Debt to EBITDA ratio shall not exceed 2, based on its non-consolidated (“solo”) financial statements.

(ii)	Pointer’s Net Debt shall be less than 100% of its Working Capital, based on its consolidated financial statements.

(iii)	Minimum Equity of Pointer HoldCo shall not be less than US $60,000,000, based on its consolidated financial statements.

(iv)	Pointer HoldCo’s Equity to total assets ratio shall be greater than 35%, based on its consolidated financial statements.

(v)	Pointer’s Debt plus Pointer Holdco’s Debt, in each case, based on their respective non-consolidated (“solo”) financial statements, to Pointer’s EBITDA (based on its non-consolidated (“solo”) financial statements) ratio shall not exceed 4.75.

It is agreed, that with respect to any Examination Date following the Refinance Closing Date, for purpose of calculating any of the financial covenants set out above, the following entities (which were excluded from the Securities created under the Security Documents) shall not be taken into account: Pointer do Brazil Commercial Ltd, registration No. 10.426.974/0001-95; Pointer South Africa (PTY) Ltd, registration No. 1997/007795/07; and Pointer Argentina S.A., registration No. 30-70195835-3.

20.2	Financial testing

(a)	In this Clause 20.2: “Examination Date” means each date on which the Borrowers are required to provide the Lender the (quarterly or annual) financial statements pursuant to Clause 19.1 (Financial Statements).

(b)	The financial covenants set out in Clause 20.1 (Financial Covenants) shall be tested on each Examination Date with respect to the applicable Reporting Date and by reference to the most recently available financial statements delivered pursuant to Clause 19.1 (Financial statements) in respect of the period ending on that Reporting Date (together with any other relevant available internal accounts or financial information and including information on any Distributions made by Pointer from the date of such report until the Examination Date) and (b) the Compliance Certificate delivered pursuant to Clause 19.3 (Compliance Certificate and Distribution Compliance Certificate) in respect of that Reporting Date.

(c)	Notwithstanding the foregoing, to the extent Borrower is not in compliance with the financial covenants set out in Clause 20.1(b) above at any Reporting Date, such non-compliance shall not constitute an Event of Default provided that:

(i)	such non-compliance has been cured by the following Reporting Date, including, without limitation, by way of an Equity Injection (as defined below) or prepayment in accordance with Clause 8 (Prepayment and Cancellation); or

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(ii)	within fifteen (15) Business Days after the relevant Examination Date, a cash injection is made by Pointer Holdco’s shareholders to Pointer HoldCo (as equity or Subordinated Shareholder Loans), in an amount which, when added to Equity or deducted from the Net Debt of the relevant Borrower, shall cause such Borrower to comply with the applicable financial covenants (the “Equity Injection”). The Equity Injection shall be, at the discretion of the Borrowers, either deposited in the Pointer HoldCo Charged Account or used for prepayment of the Term Loans in accordance with Clause 8 (Prepayment and Cancellation).

The Equity Injection may be used for purpose of meeting any financial covenant set out in Clause 20.1(b) above for not more than five (5) times until the Term Loans Final Maturity Date.

(d)	Upon the receipt by Pointer HoldCo of Equity Injection pursuant to Clause (c)(ii) above, the covenants set forth in Clause 20.1(b) above shall be recalculated, giving effect to a pro forma increase to Equity and reduction in Net Debt for such Examination Date in an amount equal to such Equity Injection;

(e)	Without derogating from the above, upon the occurrence of the event detailed in Clause 21.19(c) below, the financial covenants set out in Clause 20.1 (Financial Covenants) above shall be calculated in accordance with the adjusted calculations performed by the Independent Auditor in the Determination Date (as defined under Clause 21.19(c)(ii) below).

20.3	[reserved]

21.	General Undertakings

The undertakings in this Clause 21 will remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon written request supply certified copies to the Lender of,

(i)	any material Authorisation required under any law or regulation applicable to it to enable it to lawfully comply with its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in Israel of any Finance Document, and (ii) any material Authorisation under any law or regulation applicable to the Borrowers or any Material Subsidiary required to enable the Borrowers or any Material Subsidiary to lawfully conduct its business in all material respects in substantially the manner existing on the date of this Agreement.

21.2	Compliance with laws

The Borrowers shall (and shall ensure each Material Subsidiary will) comply in all material respects with all laws to which they may be subject.

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21.3	Modifications of Organisational Documents

The Borrowers shall not change their legal form or amend or modify its certificate of incorporation, by-laws or other organizational or governing documents in any way that would be materially adverse to the interests of the Lender.

21.4	Share Capital

The Borrowers shall not repurchase, cancel or redeem their shares or otherwise reduce its share capital or make payments in respect of any convertible or hybrid instrument otherwise than as permitted under this Agreement.

21.5	Negative pledge

The Borrowers shall (and shall ensure each Material Subsidiary will) not create or permit to subsist any Security over any of their assets, except for:

(a)	fixed charges over specific assets in favour of the providers of finance for the acquisition of specific assets (Shaslan) (as referred to in Section 169(d) of the Israeli Companies Ordinance [New Version], 1983) and securing the financing for such specific assets only;

(b)	the Securities created under the Security Documents and any other Security registered in favor of the Lender in Pointer’s company registry with the Israeli Registrar of Companies; or

(c)	the customary (unregistered) rights of set off and lien over credit balances on bank accounts arising pursuant to the standard terms and conditions applicable to such accounts (provided that any such set off or lien is only permitted if the bank may set off, or is securing, only indebtedness of the applicable Borrower itself, and, for the avoidance of doubt - no cash pooling arrangements will be permitted hereunder), provided, however, that the Security detailed in paragraph (a) and (c) above shall be granted by any of the Borrowers, or any Material Subsidiary, as applicable, in the ordinary course of its business.

21.6	Disposals

The Borrowers shall (and shall ensure each Material Subsidiary will) not enter into any transaction whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any assets subject to the Transaction Securities or any other asset (including receivables), except for:

(a)	transactions in the ordinary course of business of the Borrowers: (i) for the sale, lease, transfer or other disposal, on arms’ length terms and for market value, of inventory; (ii) for the sale, lease, transfer or other disposal of worn-out or obsolete equipment; (iii) consisting of the Borrower’s or its subsidiaries’ use or transfer of money or cash equivalents in a manner that is not specifically prohibited; (iv) consisting of the grant of licenses for the use of the intellectual property of the Borrower or its subsidiaries, on arms’ length terms and for market value;

(b)	transaction(s) for the sale or disposal of Pointer Brazil, Pointer Argentina or Pointer South Africa to any third party (including an Affiliate of the Borrowers or of Powerfleet Inc.), including in case such sale or disposal is consummated for no consideration, but provided that the Borrowers shall not incur any indebtedness in connection with such transactions (other than those indemnities relating to representations and warranties customarily undertaken in transactions of that type), and shall not undertake, directly or indirectly, any of Pointer Brazil’s, Pointer Argentina’s and Pointer South Africa’s indebtedness or obligations (the “Indebtedness Exclusion”); and –

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(c)	transactions for the sale of assets (other than any asset subject to a Transaction Security being a fixed pledge) (in this paragraph, the “Disposed Asset”) to any third party (not being an Affiliate of the Borrowers or of Powerfleet Inc.), on arms’ length terms and for market value, and provided that: (i) no default has occurred or is continuing or would result after giving effect to the transaction; (ii) the Disposed Asset generates less than 10% of Pointer HoldCo’s EBITDA (as defined in Clause 20.1 (Financial Covenants)), based on its most updated annual consolidated financial statements; (iii) the value of the Disposed Asset does not exceed 10% of the total assets of Pointer HoldCo, based on its consolidated financial statement; and - (iv) immediately after the sale of the Disposed Asset, and after effecting such sale, Pointer HoldCo’s Equity shall not be reduced by more than 5%.

The Borrowers shall deliver to the Lender, prior to any such sale of a Disposed Asset, a written notice satisfactorily evidencing their compliance with the conditions set out above, including, inter alia, details of the proposed transaction, and pro forma financial statements giving effect to the transactions.

21.7	Merger

Subject to Clause 21.6, the Borrowers and the Material Subsidiaries shall not enter into any amalgamation, demerger, merger or corporate consolidation. Notwithstanding the foregoing or anything else herein to the contrary, nothing in this Clause 21.7 or elsewhere in this Agreement shall limit (a) the ability of a member of the Group (except for the Borrowers) to effect any amalgamation, demerger, merger or corporate consolidation if (i) the counterparty of such amalgamation, demerger, merger or corporate consolidation is another member of the Group, provided that if any of the assets involved in such transaction are pledged under the Finance Documents, a pledge will be created in favor of the Lender, to the Lender’s reasonable satisfaction, on similar terms (mutatis mutandis); or if (ii) the Borrowers repay in full and terminate the Facilities at any time prior to any such transaction (including the time immediately prior to the consummation thereof) by repayment in full (in accordance with Clause 8 (Prepayment and cancellation)),of all amounts of principal and interest due hereunder, including all outstanding Secured Amounts under the Finance Documents, cancellation in full of all Commitments under Facility C, Facility D, cancellation and return of any guarantee or documentary credit Utilised under Facility C (and Facility D, if applicable) and closing out of all derivative transactions thereunder, or (b) the ability of the Borrowers to enter into any transaction(s) for the sale for a disposal of Pointer Brazil, Pointer Argentina or Pointer South Africa (including by way of merger, but subject to the Indebtedness Exclusion).

21.8	Change of business

(a)	Pointer HoldCo shall maintain its business as limited to the holding and management of the Pointer Shares (including any activities permitted under this Agreement), the carrying out of the ancillary holding company activities (subject to any limitations under the Finance Documents) and performing management activities carried out as of the date hereof by Pointer, and shall not incur any Financial Indebtedness (except for such indebtedness under the Finance Documents or in connection with the Subordinated Parent Loan, if applicable; provided that, subject to Lender’s prior written consent (after being convinced that there is no adverse impact to its rights or to the Borrowers’ ability to perform all of their obligations under the Finance Documents), Pointer HoldCo shall be permitted to perform commercial activity representing a new line of business for Pointer, and -

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(b)	The Borrowers shall procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the date of this Agreement.

21.9	Taxation, Book Records

(a)	The Borrowers shall (and shall ensure each Material Subsidiary will) duly and punctually pay and discharge all Taxes imposed upon them or their assets within the time period allowed (taking into account extensions) (except to the extent that (i) such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes or (iii) such payment can be lawfully withheld).

(b)	Paragraph (a) above, shall not apply with respect to any Tax indebtedness (whether contingent or actual) arising out of the Pointer Brazil Tax Proceeding.

(c)	The Borrowers shall not change their residence for Tax purposes.

(d)	The Borrowers shall, and shall cause each Material Subsidiary to keep proper books of records and account in which full, true and correct entries in conformity with GAAP in all material aspects.

21.10	Pari passu ranking

The Borrower shall (and shall ensure each Material Subsidiary will) ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.11	Loans and guarantees, investments and acquisitions

(a)	The Borrowers shall (and shall ensure each Material Subsidiary will):

(i)	not make any loans, grant any credit or issue any guarantee (or an indemnity constituting a guarantee to or for the benefit of any person) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, unless otherwise permitted hereunder;

(ii)	not make any investments, including any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any capital stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment, except for investments in the course of their cash management, in the ordinary course of business or unless otherwise permitted hereunder;

(iii)	not acquire a company or any shares or securities or a business or undertaking or any other assets (or, in each case, any interest in any of them), except for investments in the course of their cash management, in the ordinary course of business or unless otherwise permitted hereunder.

(b)	Without derogating from paragraph (a) above and paragraph (c) below, the Borrowers and the Material Subsidiaries shall be entitled to perform any of the activities detailed thereunder, including capital investments in their existing assets (subject to Clause 21.19(c)(iv) below) provided that:

(i)	no Default has occurred and is continuing;

(ii)	such actions are in its ordinary course of business; and

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(iii)	such actions shall not exceed a total aggregate amount of US $4,500,000 in any Calendar Year.

(c)	Without derogating from paragraphs (a) and (b) above, the Borrowers and the Material Subsidiaries shall be entitled to:

so long as no Default would result after giving pro forma effect therefrom, and subject to any “Know Your Client” requirements applicable to the Lender, acquire a company or any shares or securities or a business or undertaking or any other assets (or, in each case, any interest in any of them) (“Acquisitions”) provided that the following conditions are met:

(A)	the amount of each such Acquisition does not exceed US $10,000,000, and the aggregate amount of all Acquisitions until the Term Loans Final Maturity Date does not exceed US $20,000,000;

(B)	The acquired entity or business is profitable (net income and EBITDA), with its Net Debt to EBITDA ratio at and after giving effect to the closing of the Acquisition (as measured with respect to the Borrowers pursuant to Clause 20.1 (Financial Covenants), mutatis mutandis) is less than 3; and

(C)	The nature of the operations of the acquired entity, business or asset is substantially similar to that of the Group.

The Borrowers shall deliver to the Lender, prior to any such Acquisition, a written notice satisfactorily evidencing their compliance with the conditions set out above, including, inter alia, details of the proposed transaction, and management’s estimate of the pro forma effect of the transaction on the Borrowers’ most recently delivered financial statements.

21.12	Pointer Distribution proceeds

(a)	The Borrowers shall inform the Lender of any Distribution declared or made by Pointer to Pointer HoldCo, promptly upon it becoming aware of it, and deliver a calculation as to the application of such Distribution pursuant to paragraph (b), including the relevant information required for calculating the prepayment amounts pursuant to Clause 8.4 (Prepayment in case of Pointer Distribution proceeds – Cash Sweep). The proceeds of such Distributions shall be paid into the Pointer HoldCo Charged Account, which shall be at any time legally and beneficially owned by the Pointer HoldCo, Free and Clear.

(b)	Pointer HoldCo shall apply any cash Distribution made by Pointer to Pointer HoldCo, except for the Excluded Amounts (as defined below) (the “Pointer Distributions”), as follows:

(i)	First, in payment of Interest in respect of the Term Loan Facilities and any accrued fees under the Finance Documents then payable; and

(ii)	Second, to the extent that any amounts remain after the application of the above, in prepayment of Loans under the Term Facilities pursuant to Clause 8.4 (Prepayment in case of Pointer Distribution proceeds – Cash Sweep).

(c)	In this Clause 21.12, “Excluded Amounts” means (i) any amounts intended, on or prior to the date of receipt of a Pointer Distribution by Pointer HoldCo, to fund the payment of any costs and expenses set out in Clauses 21.13(b) incurred by Pointer HoldCo in a total amount (taking into account any other Distribution made pursuant to Clauses 21.13(b) during the relevant year) not exceeding the amount set out thereunder, plus any taxes incurred by Pointer HoldCo from the receipt of a Pointer Distribution.

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21.13	Distributions

Pointer HoldCo shall not make any Distribution or any payment, in cash or in kind, to any Powerfleet Group Company, except for the following (the “Permitted Distributions”):

(a)	any amounts not required to be applied in prepayment of the Facilities in accordance with Clause 8.4 (Prepayment in case of Pointer Distribution proceeds – Cash Sweep) and eligible for Distribution pursuant to Clause 21.12; provided the following conditions are met:

(i)	the proposed Distribution is made on or about an Examination Date with respect to the annual financial statements of the Borrowers, or, if otherwise – the Borrowers delivered to the Lender their most recent reviewed consolidated financial statements for the last Financial Quarter ending not earlier than 90 days prior to the date of Distribution, and their unaudited non-consolidated financial statements for such date.

(ii)	the proposed Distribution is permitted under any applicable law;

(iii)	no Default is continuing or would result from the proposed Permitted Distribution;

(iv)	following the Distribution, Pointer HoldCo’s Net Debt to EBITDA ratio shall not exceed 2.5, based on its most recent consolidated financial statements;

(v)	[reserved];

(vi)	an amount in NIS equal to US $10,000,000 (to be converted to NIS in accordance with the applicable USD Exchange Rate) of the principal amounts of the outstanding Loans under any of the Term Loan Facilities have been prepaid prior to such Distribution; and

(vii)	Pointer HoldCo delivers to the Lender a Distribution Compliance Certificate five Business Days prior to the date of such Permitted Distribution (or later, if so agreed by the Lender).

(b)	amounts sufficient to fund administrative costs, directors’ remuneration, taxes, professional fees and the like reasonably incurred by any direct or indirect holding company of Pointer HoldCo, in each case to the extent referable to acting as a holding company of Pointer HoldCo or the Group, and in a total amount not to exceed US$2,000,000 in any Financial Year of Pointer HoldCo.

21.14	Transactions with Affiliates

The Borrowers shall (and shall ensure each Material Subsidiary will) not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Powerfleet Group Company unless such transaction is consistent with any transfer pricing report prepared for the Group or any constituent company therein and is made in the ordinary course of business, on arms’ length terms and for market value. The foregoing undertaking shall not apply in relation to a transaction for the transfer, disposal or merger of Pointer Brazil, Pointer Argentina or Pointer South Africa (but subject to the Indebtedness Exclusion).

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21.15	Insurance

Each Borrower shall (and shall ensure that each Material Subsidiary will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.16	Sanctions

(a)	Each Borrower shall (and shall ensure that each Material Subsidiary will) comply in all material respects with all Sanctions that it and each Material Subsidiary is required to comply with by law.

(b)	The Borrowers shall not (and shall ensure that each Material Subsidiary will not):

(i)	use, lend, contribute or otherwise make available all or any part of the proceeds of any Utilisation directly or knowingly indirectly;

(A)	for the purpose of financing or facilitating any trade, business or other activities involving any Sanctioned Person, or in any Sanctioned Country; or

(B)	in any other manner that would reasonably be expected to result in any Party being in breach of any Sanctions that such Party is required to comply with by law or becoming a Sanctioned Person; or

(ii)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions.

(c)	The Borrowers shall not (and shall ensure that none of the Material Subsidiaries will) enter into any transaction, contract or arrangement or agreed to enter into any of the preceding (i) that is prohibited under the Law on the Struggle Against Iran’s Nuclear Program, 5772-2012 or (ii) with any Person that is, or is controlled by, a Person located, resident in, organized under the laws of, or owned or controlled by the government of, a country or territory that is an enemy country under the Israeli Trade with the Enemy Ordinance.

(d)	The Borrowers shall (and shall ensure that each Material Subsidiary will) promptly upon becoming aware of the same, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

21.17	Anti-bribery and Corruption and Anti-Money Laundering

(a)	Each Borrower shall (and shall procure that each Material Subsidiary will) conduct its businesses at all times in material compliance with all applicable Anti-Corruption Laws and Money Laundering Laws to which it is subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines (in each case, to the extent that compliance is required as a matter of law) to which it is subject that are issued, administered or enforced by any governmental agency which supervises a member of the Group.

(b)	The Borrower shall not (and shall procure that none of the Material Subsidiaries or their respective directors, officers and employees shall), directly or knowingly indirectly, use all or any of the proceeds of any of the Facilities, or lend, permit, contribute or otherwise make available such proceeds to any person which could reasonably be expected to be in furtherance of any offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws and Money Laundering Laws.

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21.18	[reserved]

21.19	Maintenance of Security Interest

(a)	At any time and from time to time, promptly upon receiving a reasonable written request of the Lender, the applicable Borrower, at its sole expense, will duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the Security Documents and of the rights and powers herein and therein granted including, without limitation, the filing of any form with the Israeli Registrar of Companies, the Israeli Registrar of Pledges or any other applicable Governmental Authority.

(b)	With respect to any property acquired after the Closing Date by the applicable Borrower that constitutes Related Rights as to which the Lender does not have (but is intended, in accordance with Clause 17 (Transaction Securities), to have) a perfected pledge, such Borrower shall promptly execute and deliver to the Lender such new debentures or amendments to the Security Documents or such other documents and take all actions as the Lender (acting together) may reasonably request to grant to them a perfected first priority Security Interest in such property.

(c)	In case Pointer Brazil will be obligated to create any Security Interest over any of its assets pursuant to the Pointer Brazil Tax Proceeding, Pointer Brazil shall so notify the Lender, and the Lender shall agree to the creation of such Security Interest, provided that:

(i)	the indebtedness secured by such Security shall be on a non-recourse basis (in substance satisfactory to the Lender) to other members of the Group, and the State Revenue Service of Sao Paulo or anyone on its behalf shall have no right (under any law or agreement) to receive any payment or asset from any Borrower or any Material Subsidiary (besides Pointer Brazil);

(ii)	Pointer Brazil shall be excluded from the consolidated financial statements of any and each of the Borrowers (including for the purpose of determining compliance with the financial covenants set forth in Clause 20.1 (Financial Covenants) on the applicable Examination Date (the “Determination Date”)), by using a methodology that, with respect to the first financial statements delivered hereunder and excluding Pointer Brazil , shall be approved by the Independent Auditor, in form and substance satisfactory to the Lender (and at the Borrowers’ own expense) (the “Approved Methodology”);

(iii)	compliance with paragraph (ii) above on the first Determination Date after the date of notification to the Lender shall be certified by the Independent Auditor, in form and substance satisfactory to the Lender (at the Borrowers’ own expense), and thereafter, the Compliance Certificate furnished on each subsequent Examination Date shall be adjusted in accordance with the Approved Methodology;

(iv)	without derogating from Clause 21.11(a)(ii) above, Pointer shall not be allowed to perform any of the actions permitted thereunder in connection with Pointer Brazil.

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21.20	Company in Violation

Each Borrower shall ensure that neither it nor any Material Subsidiary becomes a “Company in Violation” under section 362A of the Israeli Companies Law 5759-1999.

22.	Events of Default

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.19 (Acceleration).

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants

Any obligation under Clause 20.1 (Financial covenants) is not complied with when tested and such non-compliance is not remedied within any applicable time periods.

22.3	Other obligations

(a)	Any of the Borrowers does not comply with its obligations under any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied as follows: if material - within 20 Business Days from the earlier of (i) the Borrower becoming aware of the failure to comply or (ii) the giving of notice by the Lender to the Borrower in respect of such failure, and if immaterial – within 30 Business Days following such date or within a longer period agreed by the Lender.

22.4	Authorisation

If any Authorisation required under any law or regulation applicable to the Borrowers and necessary to enable the Borrowers to conduct their on-going business activities, as of the date hereof, or to lawfully perform their obligations under the Finance Documents (including in order to establish, protect and perfect each Transaction Security) and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document in any applicable jurisdiction, is breached or is cancelled or is adversely modified, in each case, in any material respect, without the prior consent of the Lender and which is not remedied within 20 Business Days from the earlier of (i) the Borrowers becoming aware of such breach, cancellation or adverse modification or (ii) the giving of notice by the Lender to the Borrowers in respect of such breach, cancellation or adverse modification.

22.5	Misrepresentation

(a)	Any representation or statement made by any Borrower in the Finance Documents or any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

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(b)	No Event of Default will occur under this Clause 22.5 (Misrepresentation) if the event or circumstance giving rise to the misrepresentation is capable of remedy and the event or circumstance giving rise to the representation or statement being incorrect or misleading is remedied within 20 Business Days from the earlier of (i) the applicable Borrower becoming aware of the misrepresentation or (ii) the giving of notice by the Lender to the applicable Borrower in respect of such misrepresentation.

22.6	Cross default

(a)	Subject to paragraph (b) below:

(i)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any applicable grace period.

(ii)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(iii)	Any creditor of any Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	No Event of Default will occur under this Clause 22.6 in respect of Financial Indebtedness or a commitment for Financial Indebtedness:

(i)	with respect to any member of the Group (other than Pointer HoldCo) , in an aggregate amount of less than US $500,000;

(ii)	owed by one member of the Group to another member of the Group; or

(iii)	with respect to paragraphs (a)(i) or (a)(ii) - owed under any Subordinated Shareholder Loan.

22.7	Insolvency

Any one of the Borrowers is:

(a)	unable or admits its inability to pay its debts as they fall due; or -

(b)	by reason of financial difficulties, commences negotiations with one or more of its creditors (other than the Lender in connection with any Financial Indebtedness under the Finance Documents) with a view to reach a debt restructuring arrangement, as such term is defined under the Israeli Insolvency and Rehabilitation Law, 2018, or any similar arrangement (and including in case of initiation of any “protected negotiations” under such law).

22.8	Insolvency proceedings

(a)	With respect to the Borrowers, any corporate action or legal proceedings is taken or commenced by a Borrower, or any legal proceeding is commenced by any third party including a creditor of a Borrower, in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of them, including by way of a request to initiate proceedings (בקשה לפתיחת הליכים) under the Israeli Insolvency and Rehabilitation Law, 2018;

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(ii)	a composition, compromise, assignment or arrangement with any creditor (other than the Lender in connection with any Financial Indebtedness under the Finance Documents) of any of them;

(iii)	the appointment of a liquidator, receiver, receiver and manager, administrative receiver, administrator, examiner, compulsory manager, or other similar officer in respect of any of them or their assets (in whole or in part); or

(iv)	enforcement of any Security over any assets of any of them (in whole or in part),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 Business Days of commencement.

22.9	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any of the Borrowers.

(b)	Paragraph (a) above shall apply with respect to assets that are not subject to Transaction Security in the form of a fixed charge, only if the action is taken in connection with indebtedness that does not exceed US $500,000 in aggregate and is not discharged within 30 Business Days of its commencement.

22.10	Unlawfulness

(a)	It is or becomes unlawful for the Borrowers to perform any of their obligations under the Finance Documents in a manner that could reasonably be expected to materially adversely affect the interests of the Lender (taken as a whole) under the Finance Documents and, if capable of remedy, such circumstances are not remedied within 30 Business Days of such circumstances arising.

(b)	It is or becomes unlawful for any Party to the Transaction Documents to perform any of its material obligations thereunder in a material way.

22.11	Repudiation

The Borrowers or any other party repudiate a Finance Document or evidence an intention to repudiate a Finance Document.

22.12	Material adverse change

Any event or circumstance exists or occurs which has or is reasonably likely to have a Material Adverse Effect.

22.13	Cessation of business

The Group (taken as a whole) ceases to conduct the business carried on by it as at the date of this Agreement.

22.14	Audit qualification

The auditors of any of the Borrowers:

(a)	include a going concern notice in respect of any of their financial statements (other than in relation to the ability of the applicable Borrower to comply with the financial covenant set out in Clause 20.1(b)); or

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(b)	otherwise qualify any of their financial statements where that qualification is in terms or as to issues which could reasonably be expected, whether individually or cumulatively, to have a Material Adverse Effect.

22.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any member of the Group or their assets which are reasonably likely to be adversely determined and, which if so determined, would have a Material Adverse Effect.

22.16	Invalidity, Unenforceability or Termination of Transaction Documents

If:

(a)	this Agreement or any of the Security Documents ceases, for any reason, to be in full force and effect, or any Security created by any of the Security Documents ceases to be enforceable and of the same effect and priority purported to be created thereby; or

(b)	any material provision of a Finance Document is not legal, valid, binding and enforceable in accordance with its terms (subject to the reservations set out in Clause 18.2).

22.17	Change of control

If: (i) Pointer HoldCo ceases to hold (directly and solely) all means of control in Pointer, or ceases to effectively control Pointer; or (ii) if Pointer HoldCo’s share capital is not held directly and solely by the Parent or if the Parent ceases to effectively control Pointer HoldCo; or (iii) if Parent’s shares are, for any reason, not traded as a public company on any stock exchange in the United States, or any other exchange or market in Tel Aviv or London , as the case may be.

Notwithstanding the foregoing or anything else herein to the contrary, nothing in this Clause 22.17 or elsewhere in this Agreement shall prevent a change of control as contemplated by this Clause 22.17 if the Borrowers repay in full and terminate the Facilities at any time prior to any such transaction (including the time immediately prior to the consummation thereof) by repayment in full (in accordance with Clause 8 (Prepayment and cancellation)), of all amounts of principal and interest due hereunder, including all outstanding Secured Amounts under the Finance Documents, cancellation in full of all Commitments under Facility C and Facility D, cancellation and return of any guarantee or documentary credit Utilised under Facility C (and Facility D, if applicable) and closing out of all derivative transactions thereunder.

For the purposes of this Clause 22.17 “control” and “means of control” shall have the meaning ascribed to them in the Securities Law.

22.18	Reduction of cure periods

Notwithstanding anything to the contrary in this Clause 22, in the event that the Lender reasonably believes that a delay in acting pursuant to Clause 22.19 below due to the operation of any cure period specified under the Finance Documents would materially prejudice the ability of the Lender to receive payment in full of any amount then outstanding under the Finance Documents (including as a consequence of the realisation of the securities pledged thereunder), such that an immediate action is unavoidably required to preserve the Lender’s rights under the Finance Documents or to permit recovery, the Lender may, by written notice to the Borrowers, shorten or cancel any such cure period.

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22.19	Acceleration

On and at any time after the occurrence of an Event of Default, so long as the Default is continuing, the Lender may:

(a)	take any or all of the following actions:

(i)	cancel any Commitment, whereupon such Commitment shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, any Prepayment Premium amount and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	enforce and realize any Security Interest pursuant to the Security Documents, without being subject to any order of realization between the Transaction Securities;

(b)	exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

23.	Changes to the Lender

23.1	Assignments and transfers by the Lender

(a)	Subject to this Clause 23, a Lender (the “Existing Lender”) may, without the prior written consent of the Borrowers, assign, transfer or enter into any sub-participation in respect of any of its rights and obligations under or in connection with the Finance Documents, in whole or in part, to:

(i)	another bank or financial institution included in sections (2) to (4) of the first supplement of the Securities Law, 5728-1968 and any ‘investment basket’ (‘Sal Hashkaot’) comprising the activities of any such entities in connection with the consolidation of any of their investment activity, or any of their affiliates, (but except for any hedge funds) or similar entities regulated under any foreign law; or to a fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, and is acceptable to the Borrower, which consent shall not be unreasonably withheld or delayed; or –

(ii)	if a Default has occurred and is continuing – to any other entity.

(the “New Lender”).

(b)	The New Lender shall become a Party as a “Lender”.

(c)	Notwithstanding anything provided under this Clause 23, the Lender may without consulting with or obtaining consent from the Borrowers, at any time: (i) charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender; (ii) enter into any securitization or risk transfer transaction.

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23.2	Intercreditor Agreement

If following any assignment as set out in Clause 23.1, there shall be more than one Lender hereunder, the Lenders shall enter, as a condition to such assignment, into an intercreditor agreement in connection with their participations in the Facilities. In such case, the Borrower shall agree to the appointment of the Lender as facility agent and security agent on behalf of the Lender, under terms to be agreed between the Lenders.

24.	Changes to the Borrower

Assignments and transfer by the Borrower

The Borrowers may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	Payment Mechanics

26.1	Payments to the Lender

(a)	On each date on which the Borrowers is required to make a payment to the Lender under a Finance Document, the Borrower shall make such payment, for value on the due date by no later than 12:00 PM (Israel time).

(b)	Payments to the Lender by any of the Borrowers shall be made to the Pointer Charged Account or the Pointer HoldCo Charged Account, as applicable, or to any other bank account as shall be instructed by the Lender.

(c)	Subject to any law, the Lender may debit the Pointer Charged Account or the Pointer HoldCo Charged Account, as applicable, without any prior demand, with any indebtedness on account of principal, interest, fees, commissions, charges or costs and expenses due and payable under the Finance Documents; and - the Lender is not obliged to check whether on any of the dates for debiting any such accounts there is in the account to be debited an available balance which is sufficient and the Borrowers shall be responsible for any consequences which might arise from there being no such available balance.

26.2	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid amount owing on account of expenses and indemnities due but unpaid under the Finance Documents;

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(ii)	second, in or towards payment of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	third, in or towards payment of any principal due but unpaid under the Finance Documents; and

(iv)	fourth, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrowers.

26.3	Business Days

(a)	Without derogating from Clause 10.2 or from the Standard Form Documents (and unless the Standard Form Documents require otherwise), any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day, and the aforesaid amount shall continue to bear interest at the rate of the applicable interest payable under the Finance Documents for the period for which such date of payment was deferred.

(b)	The date on which interest is accrued to any principal amount of the Term Loans shall not be changed even if such date falls on a day which is not a Business Day.

27.	Set-Off

(a)	The Lender may set off any matured obligation due from the Borrowers under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation owed by the Lender to the Borrowers, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	In addition, the Lender shall have a right of lien over any moneys, securities, bank notes, bills, assets or other rights in the possession or under the control of the Lender at any time for or on behalf any of the Borrowers, including such as have been derived for collection, as Security, for safe-keeping or otherwise, and the Lender shall be entitled at all times, without being obliged to notify the Borrowers in advance thereof, to detain the same until payment of all sums (whether in Israeli currency or in foreign currency) due or to become due to the Lender from the Borrowers in any account or in any manner or cause.

(c)	All payments to be made by the Borrowers under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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28.	Notices

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrowers:

Pointer Telocation Ltd.

Attention:	Mr. Joaquin Fong, Global Controller; Mr. Ilan Goldstein, CEO; Mr. Ilan Ofir, Head of Finance
Telephone:	03-572-3111
E-Mail:	JFong@powerfleet.com ; IlanG@pointer4u.co.il ; IlanO@pointer.com
Address:	Rosh Ha’ Ayin 4809133

Powerfleet Israel Ltd.

Attention:	Mr. Joaquin Fong, Global Controller
Telephone:	(201) 678-7733
E-Mail:	JFong@powerfleet.com
Address:	Hamelacha 14, Rosh HaAyin 4809133

(b)	in the case of the Lender:

Bank Hapoalim B.M.

Attention:	Ms. Dorit Katz Levi (Client Relations Manager, Industry, Commerce and Hotels Sector at the Business Division); Mr. Shay Sasson (Head of Industry, Commerce and Hotels Sector at the Business Division)
Telephone:	03-5674414; 03-5675776
E-Mail:	droit.katz@poalim.co.il ; shay.sasson@poalim.co.il
Address:	23 Menachem Begin Rd. Tel-Aviv, Israel

or any substitute address or fax number or department or officer as the Party may notify to the other Party by not less than ten (10) Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

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(iii)	and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Parties shall be deemed to have been served within 5 (five) days after the time at which such notice was posted and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and posted.

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4	Electronic communication

Any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means only to the extend so permitted under the Standard Form Documents.

28.5	Language

Any notice given and all other documents provided under or in connection with this Agreement shall be in English (However, communication in connection with the Securities Documents or the Standard Form Documents may also be made in Hebrew).

29.	Calculations and Certificates

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (or 366, as applicable) days.

30.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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31.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32.	Amendments

Any term of the Finance Documents may be amended or waived only with the written consent of the Lender and the Borrowers and any such amendment or waiver will be binding on all Parties.

33.	Confidentiality of the terms of the Facility

33.1	Confidentiality and disclosure

(a)	The Lender undertakes to keep the terms of the Finance Documents confidential and not to disclose them to anyone, save to the extent permitted by paragraph (b) below.

(b)	The Lender may disclose any term of the Finance Documents, to:

(i)	any of its Affiliates comprising their activities in connection with the consolidation of any of their investment activity) and any of its or their officers, directors, employees, credit and investment committee members, professional advisers, auditors and partners if any person to whom that information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (including the Bank of Israel) if the person to whom that information is to be given is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no requirement to so inform if the information is provided to any regulatory authority or if, in the reasonable opinion of the Lender, it is not practicable so to do in the circumstances;

(iii)	to any person (or through) to whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights or obligations under any Finance Documents or which succeeds (or which may potentially succeed) it as a trustee and, to any of their Affiliates (including any funds under similar management or control and ‘investment basket’ (‘Sal Hashkaot’) comprising their activities in connection with the consolidation of any of their investment activity), representatives and professional advisers; and

(iv)	to any person with the consent of the Borrowers.

(c)	The Borrowers undertakes to keep the terms of the Finance Documents confidential and not to disclose them to anyone, save for: (i) disclosures permitted pursuant to paragraphs (b)(i) and (ii) (mutatis mutandis); and (ii) disclosure to any other person with the consent of the Lender (not to be unreasonably withheld).

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33.2	Related obligations

The Borrowers shall (to the extent permitted by law and regulation) inform the Lender:

(a)	of the circumstances of any disclosure made pursuant to paragraph (b)(ii) of Clause 33.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 33.

34.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	Miscellaneous

35.1	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

35.2	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause  35.2.

35.3	[reserved]

36.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with Israeli laws, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Israel.

37.	Jurisdiction

37.1	Submission

(a)	The courts of Tel Aviv, Israel shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Tel Aviv, Israel are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

Notwithstanding paragraph (a) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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The Borrower

Powerfleet Israel Ltd.
By:	/s/ Ilan Goldstein

By:	/s/ Yinon Gelman

The Borrower

Pointer Telocation Ltd.

By:	/s/ Ilan Goldstein

By:	/s/ Yinon Gelman

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The Lender

Bank Hapoalim B.M.

By:	/s/ Dorit Katz

By:	/s/ Yonit Avishai

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